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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Staples, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STAPLES, INC.
500 Staples Drive
Framingham, Massachusetts 01702

Notice of Annual Meeting of Stockholders to be Held
on June 9, 2008

        The Annual Meeting of Stockholders of Staples, Inc. will be held at The Ritz-Carlton, Denver, 1881 Curtis Street, Denver, Colorado, on June 9, 2008 at 3:30 p.m., local time, to consider and act upon the following matters:

  (1)
  To elect twelve members of the Board of Directors to hold office until the next Annual Meeting of Stockholders or until their respective successors have been elected or appointed.

  (2)
  To approve an amendment to Staples' certificate of incorporation removing provisions that require holders of at least two-thirds of Staples' outstanding voting stock to approve certain significant corporate transactions.

  (3)
  To approve Staples' Executive Officer Incentive Plan for the fiscal years 2008 through 2012.

  (4)
  To approve an amendment to Staples' Amended and Restated 2004 Stock Incentive Plan increasing the total number of shares of common stock authorized for issuance under the plan by 15,100,000 shares, from 62,330,000 shares to 77,430,000 shares.

  (5)
  To ratify the selection by the Audit Committee of Ernst & Young LLP as Staples' independent registered public accounting firm for the current fiscal year.

  (6)
  To act on one shareholder proposal regarding stockholders' ability to call special meetings expected to come before the meeting.

  (7)
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        Stockholders of record at the close of business on April 14, 2008 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books will remain open.

By Order of the Board of Directors,

Kristin A. Campbell, Corporate Secretary
Framingham, Massachusetts April , 2008

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY (1) OVER THE INTERNET, (2) BY TELEPHONE OR (3) BY MAIL. FOR SPECIFIC INSTRUCTIONS, PLEASE REFER TO THE QUESTIONS AND ANSWERS BEGINNING ON THE FIRST PAGE OF THE PROXY STATEMENT AND THE INSTRUCTIONS ON THE PROXY CARD RELATING TO THE ANNUAL MEETING.

"STREET NAME" HOLDERS WHO PLAN TO ATTEND THE MEETING WILL NEED TO BRING A COPY OF A BROKERAGE STATEMENT REFLECTING THEIR STOCK OWNERSHIP IN STAPLES, INC. AS OF THE RECORD DATE.

STAPLES, INC.
500 Staples Drive
Framingham, Massachusetts 01702

PROXY STATEMENT
For the Annual Meeting of Stockholders on June 9, 2008

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Staples, Inc. ("We," "Staples" or the "Company") for use at the Annual Meeting of Stockholders to be held on June 9, 2008 beginning at 3:30 p.m., local time, at The Ritz-Carlton, Denver, 1881 Curtis Street, Denver, Colorado, and at any adjournment or postponement of that meeting. On or about April             , 2008, we are either mailing or providing notice and electronic delivery of these proxy materials together with an annual report, consisting of our Annual Report on Form 10-K for the fiscal year ended February 2, 2008 (the "2007 fiscal year") and other information required by the rules of the Securities and Exchange Commission.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to Be Held on June 9, 2008:

        This proxy statement and our 2007 annual report are available for viewing, printing and downloading at www.proxyvote.com.

        You may request a copy of the materials relating to our Annual Meetings, including the proxy statement and form of proxy for our 2008 Annual Meeting and the 2007 annual report, at www.proxyvote.com or by sending an email to our Investor Relations department at investor@staples.com or by calling (800) 468-7751.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

        At our Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, approval of an amendment to our certificate of incorporation removing supermajority voting provisions, approval of our Executive Officer Incentive Plan, approval of an amendment to our Amended and Restated 2004 Stock Incentive Plan increasing the total number of shares authorized for issuance under the plan, ratification of our independent registered public accounting firm, consideration of one shareholder proposal and consideration of such other business as may properly come before the meeting.

Who is entitled to vote?

        Only stockholders of record at the close of business on the record date, April 14, 2008, are entitled to receive notice of the Annual Meeting and to vote their shares of our common stock at the meeting, or any postponement or adjournment of the meeting. Holders of shares of our common stock are entitled to one vote per share and all votes will be confidential.

Who can attend the meeting?

        All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in "street name" (through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership in Staples as of the record date. You may obtain directions to the location of our 2008 Annual Meeting by writing, emailing or calling our Investor Relations department at 500 Staples Drive, Framingham, Massachusetts 01702, email: investor@staples.com, or telephone: (800) 468-7751.

What constitutes a quorum?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum, permitting business to be conducted at the meeting. As of the record date,                                     shares of our common stock were outstanding and entitled to vote. Proxies that are received and marked as withholding authority, abstentions, and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be represented at the meeting.

How do I vote?

        If you received a paper copy of these proxy materials, included with such copy is a proxy card or a voting instruction card for the Annual Meeting. If you received a notice of Internet availability of proxy materials, the notice will contain instructions on how to obtain a paper copy of a proxy card, as well as how to vote over the Internet or by telephone.

        If you complete, sign and return your proxy card, it will be voted as you direct. If no choice is specified on a signed proxy card, the persons named as proxies will vote (1) for the election of all director nominees (and any substitute nominees selected by our Board of Directors if any present nominees should withdraw) and for Proposals 2, 3, 4 and 5, (2) against the shareholder proposal and (3) in the discretion of the persons named as proxies as to all other matters which may be properly presented at the Annual Meeting.

        If the shares you own are held in "street name" by a bank, broker or other nominee, that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares. Under applicable stock exchange rules, if you do not give instructions to your bank, broker or other nominee, it will still be able to vote your shares with respect to certain "discretionary" items, but will not be allowed to vote your shares with respect to certain "non-discretionary" items. In the case of non-discretionary items, the shares that do not receive voting instructions will be treated as "broker non-votes."

        If you are a stockholder as of the record date and attend the meeting, you may personally deliver your completed proxy card or vote in person at the meeting.

Can I submit a proxy over the Internet or by telephone?

        If you are a registered stockholder (where you hold your stock in your own name), you may submit a proxy over the Internet by following the instructions at www.proxyvote.com or by telephone by calling (800) 690-6903. Proxy submissions over the Internet or by telephone are valid under Delaware law. If your shares are held in "street name," you will need to contact your bank, broker or other nominee to determine whether you will be able to submit a proxy over the Internet or by telephone.

Can I change my proxy after I return my proxy card?

        Yes. Any proxy may be revoked by a stockholder at any time before it is exercised at the Annual Meeting by delivering to our Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

What is the vote required to approve each matter?

        Election of Directors.    A nominee will be elected as a director at the Annual Meeting if the votes cast "for" such nominee exceed the votes cast "against" such nominee.

        Amendment to Certificate of Incorporation.    The affirmative vote of the holders of shares of our common stock representing two-thirds of the outstanding shares of our common stock entitled to vote on the matter is required for the approval of the amendment to our certificate of incorporation removing supermajority voting provisions.

        Executive Officer Incentive Plan.    The affirmative vote of the holders of shares of our common stock representing a majority of the shares of our common stock voting on the matter is required for the approval of our Executive Officer Incentive Plan for the fiscal years 2008 through 2012.

        Amendment to Stock Incentive Plan.    The affirmative vote of the holders of shares of our common stock representing a majority of the shares of our common stock voting on the matter is required for the approval of the amendment to our Amended and Restated 2004 Stock Incentive Plan increasing the total number of shares authorized for issuance under the plan by 15,100,000 shares, from 62,330,000 shares to 77,430,000 shares.

        Independent Registered Public Accounting Firm.    The affirmative vote of the holders of shares of our common stock representing a majority of the shares of our common stock voting on the matter is required for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

        Shareholder Proposal.    The affirmative vote of the holders of shares of our common stock representing a majority of the shares of our common stock voting on the matter is required for the approval of the non-binding shareholder proposal described in this proxy statement. Because the shareholder proposal presents a non-binding resolution, we will not be required to take the requested action if the proposal is approved, although we will reevaluate our recommendation concerning the proposal if it is approved.

        A properly executed proxy marked "abstain" with respect to the election of a director, and any broker non-votes, will not be counted as votes "for" or "against" the election of the director, although they will be counted for purposes of determining whether there is a quorum. A properly executed proxy marked "abstain" with respect to the other matters listed above, and any broker non-votes, will not be counted as votes cast on such matter, although they will be counted for purposes of determining whether there is a quorum. With respect to the proposed amendment to our certificate of incorporation, an abstention is not an affirmative vote and will have the same effect as a vote "against" such matter.

Are there other matters to be voted on at the meeting?

        As of the date of this proxy statement, our Board of Directors does not know of any other matters which may come before the meeting, other than the matters described in this proxy statement. Should any other matter requiring a vote of our stockholders arise and be properly presented at the Annual Meeting, the proxy for the Annual Meeting confers upon the persons named in the proxy and designated to vote the shares discretionary authority to vote, or otherwise act, with respect to any such matter in accordance with their best judgment.

        Our Board of Directors encourages stockholders to attend the Annual Meeting. Whether or not you plan to attend, you are urged to submit your proxy. Prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Stockholders who attend the Annual Meeting may vote their stock personally even though they have sent in their proxies.

Solicitation

        All costs of soliciting proxies will be borne by Staples. We have engaged Broadridge Investor Communication Solutions to serve as the independent inspector of elections and to assist us with planning and organizational matters, along with certain ministerial services, in connection with the proxy solicitation process at a cost anticipated not to exceed $5,000, plus expenses. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, electronic communication and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their related out-of-pocket expenses.

Shareholder Proposals

        If a stockholder wishes to present a proposal or nominate a director candidate for election at our 2008 Annual Meeting and the proposal or nomination is not intended to be included in our proxy statement for such meeting, the stockholder must have given advance written notice to us by the close of business on April 10, 2008, in accordance with our by-laws. If a stockholder gives notice of such a proposal or nomination after the April 10, 2008 deadline, the stockholder will not be permitted to present the proposal or nomination to the stockholders for a vote at the Annual Meeting. The stockholder's written notice must contain the information specified in our by-laws and be sent to our Corporate Secretary at 500 Staples Drive, Framingham, Massachusetts 01702.

        Stockholders who intend to present proposals at our 2009 Annual Meeting and desire to include such proposals in our proxy materials relating to that meeting should contact our Corporate Secretary at 500 Staples Drive, Framingham, Massachusetts 01702. Such proposals must be received at our principal corporate offices in

Framingham, Massachusetts at the address set forth in the preceding sentence not later than December 29, 2008 and must be in compliance with applicable laws and Rule 14a-8 under the Securities Exchange Act of 1934 in order to be considered for possible inclusion in the proxy statement and form of proxy for our 2009 Annual Meeting.

        If a stockholder wishes to present a proposal or nominate a director candidate for election at our 2009 Annual Meeting and the proposal or nomination is not intended to be included in our proxy statement for such meeting, the stockholder must give advance notice to us in accordance with our by-laws, as further described below. If a stockholder gives notice of such a proposal or nomination after the applicable deadline, the stockholder will not be permitted to present the proposal or nomination to the stockholders for a vote at the meeting. For our 2009 Annual Meeting, our Corporate Secretary generally must receive such a notice at 500 Staples Drive, Framingham, Massachusetts 01702 not less than 90 nor more than 120 days before the first anniversary of our 2008 Annual Meeting; provided, however, that if the date of our 2009 Annual Meeting is more than 30 days before or more than 70 days after such anniversary date, our by-laws provide that notice by the stockholder must be received not more than 120 days before our 2009 Annual Meeting nor less than 90 days before our 2009 Annual Meeting, or if later, the tenth day following the day on which we first publicly announce the date of our 2009 Annual Meeting.

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of our proxy statement, annual report or notice of Internet availability of proxy materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you write, email or call our Investor Relations department at 500 Staples Drive, Framingham, Massachusetts 01702, email: investor@staples.com, or telephone: (800) 468-7751. If you want to receive separate copies of the proxy statement, annual report or notice of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, email or phone number.

Electronic Delivery of Shareholder Communications

        If you received your Annual Meeting materials by mail, we encourage you to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up to receive your stockholder communications via e-mail. To sign up for electronic delivery, visit www.proxyvote.com. Your electronic delivery enrollment will be effective until you cancel it, which you may do at any time by following the procedures described at the applicable website listed above. If you have questions about electronic delivery, please write, email or call our Investor Relations department at 500 Staples Drive, Framingham, Massachusetts 01702, email: investor@staples.com, or telephone: (800) 468-7751.

Beneficial Ownership of Common Stock

        The following table sets forth the beneficial ownership of our common stock held as of February 2, 2008 (1) by each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock, (2) by each current director and nominee for director, (3) by each of the named executive officers listed in the Summary Compensation Table included elsewhere in this proxy statement, and (4) by all current directors and executive officers as a group:

Name of beneficial owner	Number of shares beneficially owned (1)		Number of shares acquirable within 60 days (2)	Percentage of common stock beneficially owned (3)
5% Stockholders
FMR LLC 82 Devonshire Street Boston, MA 02109	105,023,822	(4)	0	14.94%
Directors, Nominees for Director and Named Executive Officers
Basil L. Anderson	173,146	(5)	392,625	*
Arthur M. Blank	177,350		83,250	*
Mary Elizabeth Burton	33,150		172,125	*
Joseph G. Doody	233,156		462,086	*
Justin King	1,200		0	*
John J. Mahoney	195,260		1,122,712	*
Carol Meyrowitz	2,400		0	*
Michael A. Miles	322,084		563,962	*
Rowland T. Moriarty	347,573	(6)	149,625	*
Robert C. Nakasone	304,008	(7)	172,125	*
Demos Parneros	250,645	(8)	472,140	*
Ronald L. Sargent	1,620,201	(9)	4,778,437	*
Robert E. Sulentic	1,200		0	*
Martin Trust	609,446	(10)	172,125	*
Vijay Vishwanath	1,800		5,625	*
Paul F. Walsh	123,799	(11)	172,125	*
All current directors and executive officers as a group (18 persons)	4,491,116		8,894,221	1.88%

*
Less than 1%

(1)
Each person listed has sole investment and/or voting power with respect to the shares indicated, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. Amounts do not reflect shares issuable upon the exercise of stock options available on February 2, 2008 or within 60 days thereafter.

(2)
Reflects shares issuable upon the exercise of stock options available on February 2, 2008 or within 60 days thereafter.

(3)
Number of shares deemed outstanding includes 702,973,314 shares of our common stock outstanding as of February 2, 2008 and any options for shares that are exercisable by such beneficial owner on February 2, 2008 or within 60 days thereafter.

(4)
Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR LLC ("FMR") and an investment adviser, is the beneficial owner of 102,829,221 shares as a result of acting as investment adviser to various investment companies. The ownership of one investment company, Magellan Fund, with offices at 82 Devonshire Street, Boston, MA 02109, amounted to 48,309,255 shares. Edward C. Johnson 3d ("Johnson"), chairman of FMR, and FMR, through its control of Fidelity, and the Fidelity Funds each has sole power to dispose of the 102,829,221 shares owned by the Fidelity Funds. Members of the Johnson family are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR. Neither FMR nor Johnson has the sole power to vote or direct the voting of the shares owned directly by Fidelity Funds, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees. Strategic Advisers, Inc. ("SA"), a wholly-owned subsidiary of FMR and an investment adviser with offices at 82 Devonshire Street, Boston, MA 02109, provides investment advisory services to individuals. As such, FMR's beneficial ownership includes 27,067 shares beneficially owned through SA. Pyramis Global Advisors, LLC ("PGALLC"), an indirect wholly-owned subsidiary of FMR and an investment adviser with offices at 53 State Street, Boston, MA 02109, is the beneficial owner of 1,300 shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies owning such shares. Johnson and FMR, through its control of PGALLC, each has sole dispositive power over 1,300 shares and sole power to vote or to direct the voting of 1,300 shares owned by institutional accounts or funds advised by PGALLC described above. Pyramis Global Advisors Trust Company ("PGATC"), an indirect wholly-owned subsidiary of FMR and a bank with offices at 53 State Street, Boston, MA 02109, is the beneficial owner of 1,150,585 shares as a result of its serving as investment manager of institutional accounts owning such shares. Johnson and FMR, through its control of PGATC, each has sole dispositive power over 1,150,585 shares and sole power to vote or to direct the voting of 922,235 shares owned by institutional accounts managed by PGATC described above. Fidelity International Limited ("FIL"), with offices at Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution whose chairman is Johnson, is the beneficial owner of 1,015,649 shares. Partnerships controlled predominantly by members of the Johnson family, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR and FIL are of the view that they are separate and independent corporate entities and that their Boards of Directors are generally composed of different individuals. FIL has sole dispositive power over 1,015,649 shares owned by International Fidelity Funds. FIL has sole power to vote or direct the voting of 959,149 shares and no power to vote or direct the voting of 56,500 shares held by International Fidelity Funds. This footnote and related tabular disclosure is based on FMR's Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008.

(5)
Includes 12,000 shares owned by Mr. Anderson's wife.

(6)
Includes 35,235 shares owned by Dr. Moriarty's children, of which Dr. Moriarty disclaims beneficial ownership, and 82,500 shares owned by Dr. Moriarty's wife.

(7)
Includes 229,806 shares owned by NAK Staples GRAT LLC, 37,968 shares owned by Nakasone Capital LLC and 14,333 shares owned by Robert C. Nakasone Trust.

(8)
Includes 2,374 shares that may be distributed from a 401(k) plan account.

(9)
Includes 8,301 shares owned by Sargent Charitable Fund of which Mr. Sargent disclaims beneficial ownership. Also includes 2,461 shares that may be distributed from a 401(k) plan account.

(10)
Includes 142,984 shares owned by M. Trust FL Intangible Tax Trust and 108,433 shares owned by M. Trust 2005 GRAT. Also includes 1,462 shares owned by Trust Family Foundation, 25,624 shares owned by Diane Trust and 36,204 shares owned by 1999 MTDT Descendants' Trust, all of which Mr. Trust disclaims beneficial ownership.

(11)
Includes 247 shares held by Paul F. Walsh, IRA.

PROPOSAL 1 — ELECTION OF DIRECTORS

        The members of our Board of Directors are elected for a term of office to expire at the next Annual Meeting (subject to the election and qualification of their successors or the earlier of their death, resignation or removal). Unless contrary instructions are provided, the persons named as proxies will, upon receipt of a properly executed proxy, vote for the election of Basil L. Anderson, Arthur M. Blank, Mary Elizabeth Burton, Justin King, Carol Meyrowitz, Rowland T. Moriarty, Robert C. Nakasone, Ronald L. Sargent, Robert E. Sulentic, Martin Trust, Vijay Vishwanath and Paul F. Walsh as directors for a term expiring at our 2009 Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each of the nominees is currently a member of our Board of Directors. All of the nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by our Board of Directors.

        Set forth below are the names and certain information with respect to each of the nominees to serve as a director of Staples.

Served as a Director Since
Basil L. Anderson, age 63 A Vice Chairman of Staples from September 2001 until his retirement in March 2006. Mr. Anderson is also a director of Hasbro, Inc., CRA International, Inc., Becton, Dickinson and Company, and Moody's Corporation.	1997

Arthur M. Blank, age 65
Owner and Chief Executive Officer of the Atlanta Falcons, a National Football League team, since February 2002. Mr. Blank has also been the owner and Chief Executive Officer of the Georgia Force, an Arena Football League team, since August 2004. Mr. Blank has also been Chairman, President and Chief Executive Officer of AMB Group, LLC, a business management company, since February 2001. Mr. Blank is a co-founder of The Home Depot, Inc., a home improvement retailer, and served as its President from 1978 to 1997, its President and Chief Executive Officer from 1997 to 2000, a director from 1978 to 2001, and Co-Chairman of the Board from 2000 until his retirement in May 2001.	2001
Mary Elizabeth Burton, age 56 Ms. Burton served as Interim Chief Executive Officer of Zale Corporation, a specialty jewelry retailer, from January 2006 to July 2006 and as President and Chief Executive Officer from July 2006 to December 2007. Ms. Burton also has been the Chief Executive Officer of BB Capital, Inc., a retail advisory and management services company, since 1992.	1993

Justin King, age 46
Chief Executive Officer and Chairman of the Operating Board of J. Sainsbury plc, a food retailer, since March 2004. Prior to that, Mr. King served as director of the Food business unit at Marks & Spencer plc from March 2001 to March 2004.	September 2007

Carol Meyrowitz, age 54
President and Chief Executive Officer of The TJX Companies, Inc., a retailer of apparel and home fashions. Ms. Meyrowitz has been President of TJX since October 2005, Chief Executive Officer since January 2007 and a director since September 2006. Prior to that, Ms. Meyrowitz was President of The Marmaxx Group, the largest division of TJX, from January 2001 to January 2005, and was employed in an advisory role for TJX and consulted for Berkshire Partners L.L.C., a private equity firm, from January 2005 to October 2005. Ms. Meyrowitz is also a director of Amscan Holdings, Inc.	December 2007
Rowland T. Moriarty, age 61 Chairman of the Board of CRA International, Inc., a worldwide economic and business consulting firm, since May 2002. He has been President and Chief Executive Officer of Cubex Corporation, a privately-held consulting company, since 1992. From 1981 to 1992, Dr. Moriarty was a professor of business administration at Harvard Business School. Dr. Moriarty is also a director of Wright Express Corp. and Virtusa Corporation	1986
Robert C. Nakasone, age 60 Chief Executive Officer of NAK Enterprises, L.L.C., a family-owned investment and consulting company, since January 2000. Prior to that, Mr. Nakasone served as Chief Executive Officer of Toys "R" Us, Inc., a retail store chain, from 1998 to 1999 and in other positions at the company from 1985 to 1998. Mr. Nakasone is also a director of Hormel Foods Corporation.	1986
Ronald L. Sargent, age 52 Chief Executive Officer of Staples since February 2002 and Chairman of the Board of Directors of Staples since March 2005. Prior to that, Mr. Sargent served in various positions at Staples since joining the company in 1989. Mr. Sargent is also a director of The Kroger Co. and Mattel, Inc.	1999

Robert E. Sulentic, age 51
Group President, Development Services, Asia Pacific, Europe, Middle East and Africa, and a director of CB Richard Ellis Group, Inc., a commercial real estate services company, since December 2006. Mr. Sulentic has also served as the Chief Executive Officer of Trammell Crow Company, a commercial real estate services company, since October 2002 and following its acquisition by CB Richard Ellis Group in December 2006.	September 2007
Martin Trust, age 73 Owner and Chief Executive Officer of Samtex (USA), Inc., a holding company engaged in the production of apparel and textile products, since October 2003. Prior to that, Mr. Trust was Senior Advisor to Limited Brands, a retailer of apparel and personal care products, from August 2001 to October 2003. Mr. Trust is also a director of Virtusa Corporation.	1987

Vijay Vishwanath, age 48
Partner at Bain & Company, a management consulting firm, since 1993. Mr. Vishwanath first joined Bain in 1986 and leads its consumer products practice. Prior to joining Bain, Mr. Vishwanath worked at Procter & Gamble.	March 2007
Paul F. Walsh, age 58 Former Chairman and Chief Executive Officer of eFunds Corporation, a transaction processing and risk management company. Mr. Walsh served in that position from September 2002 until eFunds was acquired by Fidelity National Information Services in September 2007. Mr. Walsh also has been the owner and Chief Executive Officer of PFW Management, LLC, a consulting company, since February 2008.	1990

        OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS.

PROPOSAL 2 — APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION
REMOVING SUPERMAJORITY VOTING PROVISIONS.

        Our Board of Directors has determined that it is in the best interests of Staples and our stockholders to remove the "supermajority" voting provisions contained in Staples' Second Restated Certificate of Incorporation relating to certain major corporate transactions and recommends that you vote to approve the proposed amendment eliminating this voting standard.

        Article XII of Staples' Second Restated Certificate of Incorporation requires the affirmative vote of the holders of two-thirds of the outstanding voting stock to approve the sale of all or substantially all of our assets, our merger with another entity, and our dissolution. The same vote is required to amend or repeal Article XII or to adopt any provision that is inconsistent with Article XII. The proposed amendment would delete Article XII from Staples' Second Restated Certificate of Incorporation. If the proposed amendment is approved by our stockholders, holders of a simple majority of the outstanding stock of Staples could vote to approve the major corporate transactions listed above.

        Our Board recognizes that the sale, merger or dissolution of Staples would constitute an extraordinary transaction that would have a significant impact on all of our stockholders. As with many public companies, the supermajority voting requirements were originally implemented at Staples to protect the interests of our stockholders broadly and to promote direct communication between a potential bidder and our Board in a sale context and thereby enhance our Board's ability to maximize stockholder value in a sale transaction.

        While our Board continues to view these factors as important, it also desires to be responsive to evolving standards of corporate governance and to the concerns of our stockholders. In recent years, stockholders of many public companies have requested the elimination of the supermajority voting standard for stockholder actions. In fact, at our 2006 Annual Meeting, a shareholder proposal requesting that we adopt a simple majority vote was supported by approximately 80% of the votes cast on the proposal.

        Our Board considered the substantial support received from our stockholders for the non-binding proposal presented at our 2006 Annual Meeting noted above and has carefully re-examined the issues relating to a supermajority voting standard in connection with certain major corporate transactions. Our Board took into account that it would continue to be in a position to review the types of corporate transactions covered by the current supermajority voting standard and thus would continue to have a meaningful role in protecting the interests of our stockholders and maximizing stockholder value in connection with certain major corporate transactions.

        Having considered all of these factors, including the potential risks associated with a "simple majority" voting standard, our Board believes that it is appropriate and in the best interests of Staples and our stockholders at this time to eliminate the supermajority voting requirements contained in our Second Restated Certificate of Incorporation.

        The proposed amendment to our Second Restated Certificate of Incorporation must be approved by the affirmative vote of two-thirds of the shares of our common stock issued, outstanding and entitled to vote. If our stockholders approve this proposal, the charter amendment will become effective once it is filed with the Delaware Secretary of State, which we intend to do promptly after stockholder approval is obtained.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION REMOVING SUPERMAJORITY VOTING PROVISIONS.

PROPOSAL 3 — APPROVAL OF EXECUTIVE OFFICER INCENTIVE PLAN

        In March 2008, the Compensation Committee of our Board of Directors adopted, subject to approval of our stockholders, the Executive Officer Incentive Plan for fiscal years 2008 through 2012 (the "Incentive Plan"). The Incentive Plan, which is similar to executive bonus plans that we have adopted in prior years, provides for the payment of annual cash bonus awards to our executive officers based on our performance or the performance of our business units measured against specific performance objectives established for that fiscal year. Our Board believes that the Incentive Plan is in the best interests of Staples and our stockholders because it will focus our executive officers on annual financial and operating results, align the interests of our executive officers with those of our stockholders, and help us to attract and retain talented executive officers.

        Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), certain executive compensation in excess of $1 million per year paid to some of our executive officers is generally not deductible for federal income tax purposes unless such compensation is paid under a performance-based plan that is approved by our stockholders and satisfies certain other criteria. Our Board is submitting the Incentive Plan for stockholder approval in order to avail itself of the performance-based compensation exception to the provisions of Section 162(m) of the Code.

Summary of the Incentive Plan

        Set forth below is a summary of the principal terms of the Incentive Plan. This summary is qualified in all respects by reference to the full text of the Incentive Plan, which is set forth in Appendix A to this proxy statement.

Term of Plan

        The Incentive Plan will cover five fiscal years, beginning with our 2008 fiscal year and ending with our 2012 fiscal year. We refer to each such fiscal year as a "Plan Year."

Administration

        The Incentive Plan will be administered by the Compensation Committee of our Board of Directors. The Compensation Committee will have broad authority to determine target bonuses, select performance objectives, adopt rules and regulations relating to the Incentive Plan, and make decisions and interpretations regarding the provisions of the Incentive Plan.

Eligibility

        Each of our executive officers, within the meaning of the rules and regulations promulgated by the Securities and Exchange Commission, will be eligible to participate in the Incentive Plan. We currently have seven executive officers. An executive officer whose employment terminates before the end of a Plan Year, other than as a result of permanent disability, death or retirement, will not be eligible to receive a bonus award under the Incentive Plan for that Plan Year.

Determination of Bonus Awards

        Each executive officer will have a target bonus award (a "Target Award") for each Plan Year. Target Awards will be expressed as a percentage of the actual base salary paid to the executive officer during that Plan Year. The percentages will be determined by the Compensation Committee based upon the executive officer's job level and responsibilities and may vary for different officers and business units.

        Within 90 days after the beginning of each Plan Year, the Compensation Committee will establish specific performance objectives for the payment of bonus awards for that Plan Year. The performance objectives for each Plan Year will be based on one or more of the following measures: sales, earnings per share, return on net assets, return on equity and customer service levels. These performance objectives are intended to establish the benchmark of success for Staples. The Compensation Committee may determine that special one-time or extraordinary gains and/or losses, including without limitation as a result of certain acquisitions or divestitures and changes in accounting principles, should or should not be included in determining whether such performance objectives have been met. In addition, customer service target levels will be based on pre-determined tests of customer service levels, including without limitation scores on blind test ("mystery") shopping, customer comment card statistics, customer relations statistics (e.g., number of customer complaints), delivery response levels or customer satisfaction surveys conducted by a third party.

        For each Plan Year, a specified percentage of each Target Award will be based upon each of the performance objectives selected by the Compensation Committee for that Plan Year. For the 2008 Plan Year, the performance objectives are based on earnings per share, return on net assets and customer service goals. For each of the performance objectives, a specified percentage of the portion of the Target Award that is based on that particular performance objective will be paid based on the level of performance achieved. Each performance objective has a threshold performance level that must be achieved for any of the bonus award to be paid for such objective. No bonus will be paid under the Incentive Plan for a Plan Year if the minimum earnings per share goal established for such Plan Year is not achieved, regardless of whether any other performance objective is achieved.

        The maximum bonus award payable to any executive officer for any Plan Year will be $4 million. In addition, the Compensation Committee presently intends to limit bonus awards to 200% of an executive officer's Target Award. Although the total amounts to be paid under the Incentive Plan are not determinable at this time, the table below shows the 2008 fiscal year Target Awards for, and the threshold, target and maximum bonus amounts payable under, the Incentive Plan based on current compensation levels.

2008 FISCAL YEAR EXECUTIVE OFFICER INCENTIVE PLAN BENEFITS

		2008 Fiscal Year Bonus Dollar Value
	2008 Fiscal Year Target Award (% of 2008 Base Salary)
Name and Position		Threshold ($)	Target ($)	Maximum ($)
Named Executive Officers
Ronald L. Sargent Chairman & Chief Executive Officer	125%	139,000	1,390,000	2,780,000
John J. Mahoney Vice Chairman & Chief Financial Officer	75%	50,505	505,050	1,010,100
Michael A. Miles President & Chief Operating Officer	75%	50,505	505,050	1,010,100
Joseph G. Doody President, North American Delivery	60%	31,344	313,440	626,880
Demos Parneros President, U.S. Retail	60%	31,344	313,440	626,880
All current executive officers, as a group	40% - 125%	329,603	3,296,030	6,592,060
All current directors who are not executive officers, as a group*	—	—	—	—
All current employees who are not executive officers, as a group*	—	—	—	—

*
Not eligible to participate in the Executive Officer Incentive Plan.

Amendments and Termination

        The Incentive Plan may be amended or terminated by either our Board or the Compensation Committee, provided that (1) no amendment or termination of the Incentive Plan after the end of a Plan Year may adversely affect the rights of executive officers with respect to their bonus awards for that Plan Year and (2) no amendment which would require stockholder approval under Section 162(m) of the Code may be effected without such stockholder approval.

Federal Income Tax Consequences

        Payments received by executive officers under the Incentive Plan will be income subject to tax at ordinary income rates when received. Since the Incentive Plan is intended to comply with the requirements of Section 162(m) of the Code, if the Incentive Plan is approved by stockholders at the Annual Meeting, the bonus payments made in accordance with the terms of the Incentive Plan will be deductible for Staples and not subject to disallowance under Section 162(m) of the Code.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF OUR EXECUTIVE OFFICER INCENTIVE PLAN.

PROPOSAL 4 — APPROVAL OF AMENDMENT TO 2004 STOCK INCENTIVE PLAN

        In March 2008, upon the recommendation of the Compensation Committee, our Board of Directors adopted an amendment to our Amended and Restated 2004 Stock Incentive Plan (the "Equity Plan") to increase the total number of shares of our common stock authorized for issuance under the Equity Plan by 15,100,000 shares, from 62,330,000 shares to 77,430,000 shares.

        As required by the Equity Plan and Nasdaq Stock Market rules, our Board is submitting the Equity Plan amendment for approval by our stockholders, and has specifically conditioned the effectiveness of the amendment on such approval.

The Amendment

        The Compensation Committee recommended, and our Board adopted, the amendment because they believe that there may not be enough shares currently available under the Equity Plan to satisfy our equity compensation needs beyond the end of our current fiscal year. As of February 2, 2008, there were 16,750,794 shares of our common stock available for future awards. We anticipate granting between 10.8 million and 13.5 million shares during our 2008 fiscal year under the Equity Plan. Our estimate for 2008 is based in part on the number of equity awards that we have granted under the Equity Plan during the past three fiscal years, which is set forth in the table below.

Awards Under Equity Plan

	2005	2006	2007
Total Shares Awarded	18,107,954	9,830,522	11,550,417
No. of Participants	6,274	6,797	7,593

If the proposed amendment is approved by our stockholders, there would be approximately 31,850,000 shares of our common stock available for future awards under the Equity Plan.

        Based on our history of granting equity awards, the anticipated growth in the number of our stock eligible associates, and our intentions for using equity as part of our total compensation program, we anticipate that the amendment to the Equity Plan, if approved by our stockholders, would support our equity program needs through our 2009 fiscal year. This estimate does not reflect the potential impact to our equity program of our proposal to acquire all of the outstanding ordinary shares of Corporate Express, NV, a Dutch office products distributor with operations in North America, Europe, Australia and New Zealand and approximately 18,000 employees. If the amendment is not approved by our stockholders, we will experience a shortfall of shares available for issuance under the Equity Plan that will adversely affect our ability to attract, retain and reward associates who contribute to our long term success.

The Equity Plan

        The following summary is qualified in its entirety by reference to the Equity Plan, a copy of which is attached to the electronic copy of this proxy statement filed with the SEC and may be accessed from the SEC's Internet home page (www.sec.gov). In addition, a copy of the Equity Plan may be obtained from our Corporate Secretary.

Purpose

        The purpose of the Equity Plan is to:

  •
  attract, motivate and retain key employees and consultants capable of contributing to the successful performance of Staples;

  •
  provide an incentive through stock ownership for participants to achieve long-range performance goals and create value for stockholders; and

  •
  enable employees and consultants to participate in our long-term growth.

Types of Awards

        The Equity Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, non-statutory stock options, restricted stock, restricted stock units, stock appreciation rights and other stock-based awards. No more than 50% of the total number of shares of our common stock covered by the Equity Plan may be issued pursuant to awards that are not options or stock appreciation rights. No more than 2,000,000 shares in the aggregate of our common stock available under the Equity Plan may be subject to awards made to non-employee directors of Staples.

        Incentive Stock Options and Non-statutory Stock Options.    Option recipients receive the right to purchase a specified number of shares of our common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may not be granted at an exercise price less than the fair market value of our common stock on the date of grant. Options may not be granted for a term in excess of ten years. Outstanding options may not be amended to provide an exercise price per share which is lower than the then current exercise price per share of such outstanding options. Our Board may not cancel any outstanding options and grant in substitution for such options new options under the Equity Plan covering the same or a different number of shares of our common stock and having an exercise price per share lower than the then current exercise price per share of the cancelled options. Our Board, however, has the power to amend stock options to convert them into stock appreciation rights and make other amendments to options, provided that the option recipient must consent to such action unless our Board determines that the action would not materially and adversely affect the option recipient.

        Restricted Stock and Restricted Stock Unit Awards.    Restricted stock awards entitle recipients to acquire shares of our common stock, subject to our right to repurchase all or part of such shares if the conditions specified in the applicable award are not satisfied before the end of the applicable restriction period. Restricted stock unit awards entitle the recipient to receive shares of our common stock to be delivered in the future subject to such terms and conditions on the delivery of the shares as our Board may determine.

        Restricted stock and restricted stock unit awards granted under the Equity Plan may vest on the basis of passage of time, achievement of specified performance objectives or a combination of both time and performance. The Compensation Committee may, at the time of grant, make a restricted stock or restricted stock unit award subject to such performance objectives as to qualify it for deduction under Section 162(m) of the Code. The performance objectives for each restricted stock or restricted stock unit award intended to so qualify for purposes of Section 162(m) of the Code will be based on one or more of the following measures: sales, earnings per share, return on net assets, return on equity and customer service levels. The Compensation Committee may determine that special one-time or extraordinary gains and/or losses should or should not be included in determining whether such performance objectives have been met. In addition, customer service target levels will be based on predetermined tests of customer service levels such as scores on blind test shopping, customer comment card statistics, customer relations statistics and delivery response levels. Currently, our tests of customer service levels consist of customer satisfaction surveys conducted by a third party.

        Except as noted below, restricted stock and restricted stock units that (1) vest solely on the basis of passage of time may vest no faster than ratably over three years and (2) vest based on achievement of specified performance objectives may not vest earlier than the first anniversary of the date of grant. These vesting restrictions do not apply to restricted stock and restricted stock unit awards representing up to 5% of the total number of shares of our common stock covered by the Equity Plan (excluding any shares that become available in connection with awards made under our Amended and Restated 1992 Equity Incentive Plan (the "1992 Plan")). In addition, our Board may make exceptions to the vesting limitations described above in the event of the recipient's death, a change in control of Staples or other extraordinary circumstances specified in the Equity Plan.

        Other Stock-Based Awards.    Under the Equity Plan, our Board has the right to grant other awards of our common stock or awards otherwise based upon our common stock or other property, including without limitation rights to purchase shares of our common stock and stock appreciation rights, having such terms and conditions as our Board may determine.

Eligibility to Receive Awards.

        Our associates, officers, directors, consultants, advisors and other service providers are eligible to be granted awards under the Equity Plan. The maximum number of shares with respect to which awards may be granted to any participant under the Equity Plan may not exceed 3,450,000 shares per calendar year.

        As of March 2, 2008, approximately 7,740 persons were eligible to receive awards under the Equity Plan, including our 7 executive officers and 11 non-employee directors. The granting of awards under the Equity Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group.

        On February 1, 2008, the last reported sale price of our common stock on the NASDAQ Global Select Market was $23.93 per share.

        Since the Equity Plan was adopted, Staples has granted the following options to the individuals and groups listed below as of February 2, 2008:

Name and Position	Weighted Average Exercise Price	Total Option Shares Granted
Named Executive Officers
Ronald L. Sargent Chairman and Chief Executive Officer	$22.27	2,038,903
John J. Mahoney Vice Chairman and Chief Financial Officer	22.83	785,411
Michael Miles President and Chief Operating Officer	22.41	935,411
Joseph G. Doody President, North American Delivery	22.97	429,272
Demos Parneros President, U.S. Retail	22.97	429,272
Nominees for Director (excluding Named Executive Officers)
Basil L. Anderson*	24.29	40,500
Arthur M. Blank	23.12	54,000
Mary Elizabeth Burton	22.75	85,500
Justin King	22.20	31,500
Carol Meyrowitz	22.89	27,000

Rowland T. Moriarty	22.75	85,500
Robert C. Nakasone	22.75	85,500
Robert E. Sulentic	22.20	31,500
Martin Trust	22.75	85,500
Vijay Vishwanath	24.91	36,000
Paul F. Walsh	22.75	85,500
All current directors who are not executive officers, as a group	22.95	648,000
All current executive officers, as a group	22.52	4,758,182
All employees who are not executive officers, as a group	21.33	26,425,548
Associates of current directors, executive officers or nominees for director	0	0

*
Mr. Anderson served as Vice Chairman of Staples from September 2001 until his retirement in March 2006. Amounts exclude options granted to Mr. Anderson during his employment by Staples.

Stock Available from 1992 Plan

        In addition to the number of shares authorized for issuance under the Equity Plan as noted above, the Equity Plan permits us to issue up to 51,000,000 shares that were originally awarded as options or restricted stock under the 1992 Plan but that have since expired, been terminated, surrendered or canceled without having been fully exercised, or been forfeited in whole or in part. However, shares tendered to Staples under the 1992 Plan to (1) purchase our common stock upon the exercise of any such option or (2) satisfy tax withholding obligations (including shares retained from the option or restricted stock award creating the tax obligation) will not become available for future awards under the Equity Plan. The 51,000,000 shares represent the maximum number of shares that could potentially become available to us from the 1992 Plan. Since the Equity Plan was adopted, approximately 2,400,000 shares have become available to us from the 1992 Plan for issuance under the Equity Plan.

Administration

        The Equity Plan is administered by our Board. Our Board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Equity Plan and to interpret the provisions of the Equity Plan. Pursuant to the terms of the Equity Plan, our Board has delegated authority under the Equity Plan to the Compensation Committee of the Board of Directors. Our Board may also delegate authority under the Equity Plan to one or more officers of Staples, except that our Board will fix the terms of the awards to be granted by such officers and the maximum number of shares subject to awards that the officers may grant, and no officer will be authorized to grant awards to himself or herself.

        Subject to any applicable delegation by our Board and any applicable limitations contained in the Equity Plan, our Board selects the recipients of awards and determines (1) the number of shares of our common stock covered by options and the dates upon which such options become exercisable, (2) the exercise price of options (which may not be less than 100% of the fair market value of our common stock) (3) the duration of options (which may not exceed 10 years), and (4) the number of shares of our common stock subject to any restricted stock, restricted stock unit or other stock-based awards and the terms and conditions of such awards, including, if applicable, conditions for repurchase, issue price and repurchase price.

        We are required to make appropriate adjustments or substitutions in connection with the Equity Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The Equity Plan also contains provisions addressing the consequences of any "reorganization event," which is defined as (1) any merger or consolidation of Staples with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property or (2) any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction.

        Except as noted below, if any award expires or is terminated, surrendered, canceled or forfeited, the unused shares of our common stock covered by such award will again be available for grant under the Equity Plan, subject, however, in the case of incentive stock options, to any limitations under the Code. The Equity Plan does not permit the return of shares for reuse pursuant to new awards as a result of shares being tendered to Staples upon the exercise of the award or to satisfy tax withholding obligations (including shares retained from the award creating the tax obligation). In addition, all shares covered by a stock appreciation right, whether or not issued upon exercise of the stock appreciation right, may not be returned to the Equity Plan for re-grant.

Transferability

        Awards generally may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards generally are exercisable only by the participant. However, our Board may permit or provide in an award for the gratuitous transfer of the award to or for the benefit of certain family members where the sale of the shares covered by the award following the transfer would continue to be eligible for registration by Staples on a Form S-8.

Provisions for Foreign Participants

        Our Board may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Equity Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

Termination or Amendment

        No award may be made under the Equity Plan after the completion of ten years from the date on which the Equity Plan was approved by our stockholders, but awards previously granted may extend beyond that date. Our Board may at any time amend, suspend or terminate the Equity Plan, except that no amendment requiring stockholder approval under Sections 162(m) or 422 of the Code may become effective unless and until such amendment shall have been approved by our stockholders. In addition, without the approval of our stockholders, no amendment may (1) increase the number of shares authorized under the Equity Plan, (2) materially increase the benefits provided under the Equity Plan, (3) materially expand the class of participants eligible to participate in the Equity Plan, (4) expand the types of awards provided under the Equity Plan or (5) make any other changes which require stockholder approval under the rules of the NASDAQ Stock Market. No award may be made that is conditioned on the approval of our stockholders of any amendment to the Equity Plan.

Federal Income Tax Consequences

        The following summarizes the U.S. federal income tax consequences that generally will arise with respect to awards granted under the Equity Plan. This summary is based on the tax laws in effect as of the date of this proxy statement. This summary assumes that all awards granted under the Equity Plan are exempt from, or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

        Incentive Stock Options.    A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by Staples or a 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under "Nonstatutory Stock Options." The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

        A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

        Nonstatutory Stock Options.    A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

        Restricted Stock.    A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock on the date of grant less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year from the vesting date and otherwise will be short-term.

        Restricted Stock Units.    A participant will have income from a restricted stock unit equal to the difference between the fair market value of the stock on the date of delivery of the stock less the purchase price, if any. A participant is not permitted to make a Section 83(b) election for a restricted stock unit.

        Other Stock-Based Awards.    The tax consequences associated with other stock-based awards granted under the Equity Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant's holding period and tax basis for the award or underlying our common stock.

        Tax Consequences to Us.    There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDMENT TO OUR 2004 STOCK INCENTIVE PLAN.

PROPOSAL 5 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of our Board of Directors has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year. Ernst & Young LLP has served as our independent auditors since our inception. Although stockholder approval of the Audit Committee's selection of Ernst & Young LLP is not required by law, our Board believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee may reconsider its selection.

        Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR.

PROPOSAL 6 — SHAREHOLDER PROPOSAL ON SPECIAL SHAREHOLDER MEETINGS

        We have been advised that the following non-binding shareholder proposal will be presented at the Annual Meeting. The proposal will be voted on at the Annual Meeting if the proponent, or a qualified representative, is present at the meeting and submits the proposal for a vote. Following the shareholder proposal is our statement in opposition. We will provide promptly to stockholders the name, address and number of shares of our voting securities held by the proponent upon receiving an oral or written request.

        FOR THE REASONS SET FORTH BELOW IN OUR BOARD'S STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL, OUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 6.

        The text of the shareholder proposal and supporting statement appear below as received by us, and we assume no responsibility for its content or accuracy.

  — Beginning of Shareholder Proposal

6 — Special Shareholder Meetings

        RESOLVED, Shareholders ask our board to take the steps necessary to amend our bylaws and any other appropriate governing documents to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call a special shareholder meeting, in compliance with applicable law.

        Special meetings allow investors to vote on important matters, such as a takeover offer, that can arise between annual meetings. If shareholders cannot call special meetings, management may become insulated and investor returns may suffer.

        Shareholders should have the ability to call a special meeting when they think a matter is sufficiently important to merit expeditious consideration. Shareholder input on the timing of shareholder meetings is especially important regarding a major acquisition or restructuring — when events unfold quickly and issues may become moot by the next annual meeting.

        Eighteen (18) proposals on this topic also averaged 56%-support in 2007 — including 74%-support at Honeywell (HON) according to RiskMetrics (formerly Institutional Shareholder Services). Honeywell recently announced that it would adopt this proposal topic.

        A similar supporting vote at our company could lead to adoption of this proposal topic. For example following our 79%-support for a shareholder proposal for simple majority voting provisions our management will submit such an amendment for our approval at our 2008 annual meeting.

        John Chevedden, Redondo Beach, Calif., said the merits of this proposal should also be considered in the context of our company's overall corporate governance structure and individual director performance. For instance in 2007 the following structure and performance issues were identified:

  •
  We did not have an Independent Chairman — Independence concern.

  •
  Plus our Lead Director, Mr. Blank, had an alarming 46% withheld vote. Mr. Blank's 46% withheld vote was more than 46-times greater than Mr. Vishwanath's withhold vote.

  •
  Mr. Blank also served on our executive pay committee.

  •
  And our executive pay committee was responsible for $13 million in annual CEO pay.

  •
  Plus our CEO served on 2 additional boards — Over commitment concern.

  •
  Mr. Anderson served on 5 boards — Over-commitment concern.

  •
  Ms. Burton was designated as "Accelerated Vesting" director by The Corporate Library (TCL) http://www.thecorporatelibrary.com, an independent investment research firm.

        Additionally:

  •
  75% of our nomination committee members had more than 20 years tenure each — Independence and recruitment concern:

    Mr. Moriarty
    Mr. Nakasone
    Mr. Trust

  •
  We had no shareholder right to:

  1)
  Cumulative voting.

  2)
  Act by written consent.

The above concerns shows there is need for improvement and reinforces the reason to encourage our board to respond positively to this proposal:

Special Shareholder Meetings —
Yes on 6

  — End of Shareholder Proposal

Board's Statement in Opposition

        Our Board believes that it is not in the best interests of Staples and our stockholders to permit any holder (or group of holders) of ten percent or more of our common stock to call special stockholder meetings for any reason, at any time and as frequently as it (or they) desire.

        Special meetings are costly and can be disruptive. Proxy materials would have to be prepared and sent to each stockholder of record for each special meeting called, requiring Staples to incur significant legal, printing and distribution costs. Preparing for special meetings also requires considerable attention of senior management, diverting them from managing our operations and executing on our business strategy. By allowing any ten percent holder(s) to have an unlimited ability to call special meetings at any time and for any purpose, the shareholder proposal would encourage such stockholders to use the costly mechanism of a special meeting to serve their narrow interests. Frequent stockholder solicitation would require us to incur significant expense without a corresponding benefit to Staples and our stockholders as a whole. This outcome would be contrary to the previously raised concerns of our stockholders that minority stockholders not be empowered at the expense of our stockholder majority, which we have already taken active steps to satisfy.

        We currently provide ample opportunity for our stockholders to raise appropriate matters at our Annual Meetings. Stockholders have frequently used our Annual Meetings to communicate their concerns to other stockholders, including through the submission of shareholder proposals. For those extraordinary circumstances where a matter cannot wait until the next Annual Meeting, our by-laws permit the president, secretary, or any member of our Board to call a special meeting. The current by-law provision is appropriate for a public company of our size because it requires the directors and senior management, rather than a single minority stockholder, to determine, consistent with their fiduciary duties, when it is in the best interests of our stockholders to convene a special meeting. Furthermore, our Board believes that we currently maintain open lines of communications with our stockholders, are committed to adopting and following best practices in corporate governance and have been responsive to stockholder proposals raised at prior Annual Meetings that have received substantial stockholder support.

        Our Board believes our current system minimizes the costs associated with holding special meetings and ensures that such meetings are called only when they are in the best interests of Staples and our stockholders as a whole.

  OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 6.

CORPORATE GOVERNANCE

        We have, since our founding, sought to follow best practices in corporate governance in a manner that is in the best interest of our business and stockholders. You can learn more about our current corporate governance principles and review our Corporate Governance Guidelines, committee charters, Corporate Political Contributions Policy Statement and Code of Ethics at www.staples.com in the Corporate Governance section of the About Staples webpage. We are in compliance with the corporate governance requirements imposed by the Sarbanes-Oxley Act, Securities and Exchange Commission and NASDAQ Stock Market. We will continue to modify our policies and practices to meet ongoing developments in this area. We have discussed many features of our corporate governance principles in other sections of this proxy statement. Some of the highlights are:

  •
  Committee Independence.  All members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent directors, and none of such members receives compensation from us other than for service on our Board of Directors or its committees.

  •
  Annual Election of Directors.  Our directors are elected annually for a term of office to expire at the next Annual Meeting (subject to the election and qualification of their successors).

  •
  Majority Voting.  Under our by-laws, in uncontested elections, our directors are elected if the votes cast "for" the director's election exceed the votes cast "against" the director's election. If an incumbent director in an uncontested election does not receive the required number of votes "for" his or her election, our Corporate Governance Guidelines provide that such incumbent director must tender his or her resignation from our Board. Our Board will respond to the resignation offer within 90 days following the applicable stockholder vote. Such response may range from accepting the resignation offer, to maintaining such director but addressing what our Board believes to be the underlying cause of the votes against such director, to resolving that such director will not be re-nominated for election in the future, to rejecting the resignation, to such other action that our Board determines to be in the best interests of Staples and our stockholders. Our Board will consider all factors it deems relevant, such as any stated reasons why stockholders voted against such director, any alternatives for curing the underlying cause of the votes against such director, the length of service and qualifications of such director, such director's past and expected future contributions to Staples, our Corporate Governance Guidelines and the overall composition of our Board (including whether accepting the resignation would cause Staples not to satisfy any applicable Securities and Exchange Commission, NASDAQ Stock Market or other legal requirements). We will promptly publicly disclose our Board's decision regarding such director's resignation offer.

  •
  No Shareholder Rights Plan.  We do not currently have a shareholder rights plan in effect and are not considering adopting one. In response to our stockholders' request, our Board adopted a shareholder rights plan policy under which we will only adopt a shareholder rights plan if the plan has been approved by stockholders either in advance or within 12 months of its adoption by our Board.

  •
  Lead Director and Required Meetings of Independent Directors.  We have a Lead Director, currently Arthur M. Blank, who is independent and is responsible for (1) assuring that at least two meetings of independent directors are held each year, (2) facilitating communications between other independent directors and the Chairman of the Board and Chief Executive Officer, (3) chairing the annual performance review of our Chief Executive Officer and (4) consulting with the Chairman of the Board and Chief Executive Officer on matters relating to corporate governance and Board performance. The Lead Director is elected by our independent directors, upon the recommendation of the Nominating and Corporate Governance Committee. Our independent directors held separate meetings following each regularly scheduled meeting of our Board during 2007, and we expect they will continue to do so in subsequent years.

  •
  Audit Committee Policies and Procedures.  Under its charter, the Audit Committee's prior approval is required for all audit services and non-audit services (other than de minimis non-audit services as defined by the Sarbanes-Oxley Act) to be provided by our independent registered public accounting firm. In addition, the Audit Committee has caused us to adopt policies prohibiting (1) executive officers from retaining our independent registered public accounting firm to provide personal accounting or tax services and (2) Staples, without first obtaining the Audit Committee's approval, from filling an officer level position in the finance department with a person who was previously employed by our independent registered public accounting firm.

  •
  Audit Committee Financial Expert.  Our Board has determined that Messrs. Sulentic and Walsh are audit committee financial experts under the rules of the Securities and Exchange Commission and are independent as defined by the NASDAQ listing standards.

  •
  Committee Authority.  Each of the Audit, Compensation, Nominating and Corporate Governance, and Finance Committees has the authority to retain independent advisors, with all fees and expenses to be paid by Staples.

  •
  Stock Ownership Guidelines.  Our stock ownership guidelines require our non-employee directors to own a minimum level of equity in Staples worth at least four times the annual Board cash retainer (currently $75,000), or $300,000. These guidelines also require minimum equity ownership levels for the named executive officers listed in this proxy statement, including our Chief Executive Officer, who must own equity in Staples worth at least five times his annual salary.

  •
  Political Contributions.  Our Corporate Political Contributions Policy Statement sets forth basic principles that, together with our Code of Ethics and other policies and procedures, guide our approach to corporate political contributions. As indicated in the policy statement, we will make available on our website an annual report of monetary political contributions from corporate funds.

        Our Chairman of the Board of Directors and executive officers are elected annually by our Board and serve in such capacities at the discretion of our Board.

        During 2007, two directors departed from our Board and three new directors joined our Board. To ensure a continuity of institutional knowledge and to help acclimate our newest directors to our Board processes and culture, our Board requested that Mr. Trust continue to serve as a director for an additional one-year term and waived the retirement age guideline set forth in our Corporate Governance Guidelines for Mr. Trust with respect to such term.

Director Independence

        Our Board of Directors, in consultation with our Nominating and Corporate Governance Committee, determines which of our directors are independent. Our Corporate Governance Guidelines provide that directors are "independent" if they (1) meet the definition of "independent director" under the NASDAQ listing standards (subject to any further qualifications required of specific committee members under the NASDAQ listing standards) and (2) in our Board's judgment, do not have a relationship with Staples that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Nominating and Corporate Governance Committee reviews the standards for independence set forth in our Corporate Governance Guidelines periodically and recommends changes as appropriate for consideration and approval by our Board of Directors.

        In accordance with our Corporate Governance Guidelines, our Board has determined that all of our directors are independent except Mr. Sargent, who is employed as our Chief Executive Officer, and Mr. Anderson, who was employed as our Vice Chairman from September 2001 until his retirement in March 2006. Our independent directors also included Brenda C. Barnes, who departed from our Board of Directors in June 2007, and Gary L. Crittenden, who departed from our Board of Directors in September 2007. In determining which of our directors are currently independent, our Board considered all the available relevant facts and circumstances, including the following:

  •
  Neither Staples nor any of our subsidiaries has employed or otherwise compensated the independent directors other than for service on our Board and its committees during the past three years.

  •
  We have not employed or otherwise compensated any family members (within the meaning of the NASDAQ listing standards) of the independent directors during the past three years.

  •
  None of the independent directors or their family members is a partner of our independent registered public accounting firm or was a partner or employee of such firm who worked on our audit during the past three years.

  •
  None of our executive officers is on the compensation committee of the board of directors of a company that has employed any of the independent directors or their family members during the past three years.

  •
  No family relationships exist between any of our directors, nominees for director or executive officers.

  •
  During the past three years, we have had business relationships involving the purchase or sale of products or services or leasing of real property with the following companies at which certain of our independent directors serve, or during 2007 served, as executive officers, partners or directors: AMB Group, LLC; Atlanta Falcons; Bain & Company; Becton, Dickinson and Company; CB Richard Ellis Group, Inc.; Cox Enterprises, Inc.; CRA International, Inc.; eFunds Corporation; Emory University; Georgia Force; J. Sainsbury plc; MarketBridge, Inc.; Moody's Corporation; Rent-A-Center, Inc; The TJX Companies, Inc.; Trammell Crow Company; and Virtusa Corporation. In each instance, the relevant director did not participate in the negotiation of the transaction and the applicable products or services or real property leases were provided on arm's length terms and conditions and in the ordinary course of each company's business. Also, payments for products or services or real property leases made during each of our 2008 (to date), 2007, 2006 and 2005 fiscal years between Staples and each of the relevant companies did not exceed 5% of the recipient's consolidated gross revenues for such year and otherwise were not of an amount or nature to interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Meetings and Committees of our Board

        Our Board of Directors held four regularly scheduled meetings during our 2007 fiscal year. The number of meetings held by each of the committees of our Board during our 2007 fiscal year is set forth below. During our 2007 fiscal year, each incumbent director attended all of the Board meetings held while a director and all of the committee meetings held while a member of such committee. Our Corporate Governance Guidelines provide that directors are encouraged to attend the Annual Meeting. Eight directors attended our 2007 Annual Meeting.

        Our Board has five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Finance Committee and the Executive Committee. Each of our Board committees operates under a written charter adopted by our Board, a copy of which is available at www.staples.com in the Corporate Governance section of the About Staples webpage.

        Committee membership as of February 2, 2008 was as follows:

Audit Committee Paul F. Walsh, Chairperson Justin King Robert Sulentic	Compensation Committee Martin Trust, Chairperson Arthur M. Blank Mary Elizabeth Burton Carol Meyrowitz
Nominating and Corporate Governance Committee Robert C. Nakasone, Chairperson Rowland T. Moriarty Vijay Vishwanath	Finance Committee Rowland T. Moriarty, Chairperson Basil L. Anderson Paul F. Walsh
Executive Committee Ronald L. Sargent, Chairperson Arthur M. Blank Rowland T. Moriarty Robert C. Nakasone

Audit Committee

        The Audit Committee assists our Board in overseeing our compliance with legal and regulatory requirements, the integrity of our financial statements, our independent registered public accounting firm's qualifications and independence, and the performance of our internal audit function and our independent registered public accounting firm through receipt and consideration of certain reports from our independent registered public accounting firm. In addition, the Audit Committee discusses our risk management policies and reviews and discusses with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures. The Audit Committee is directly responsible for appointing, compensating, evaluating and, when necessary, terminating our independent registered public accounting firm, and our independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee also prepares the Audit Committee Report required under the rules of the Securities and Exchange Commission, which is included elsewhere in this proxy statement. The Audit Committee has established procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by our associates of concerns regarding questionable accounting, internal accounting controls or auditing matters. The Audit Committee meets independently with our independent registered public accounting firm, management and our internal auditors. The members of the Audit Committee are independent directors, as defined by its charter and the rules of the Securities and Exchange Commission and NASDAQ Stock Market. The Audit Committee met four times in person and three times by telephone during our 2007 fiscal year.

Compensation Committee

        The Compensation Committee's responsibilities include setting the compensation levels of executive officers, including our Chief Executive Officer, reviewing, approving and providing recommendations to our Board regarding compensation programs, administering our equity incentive, stock purchase and other employee benefit plans and authorizing option and restricted stock grants under our stock incentive plans. The members of the Compensation Committee are independent directors, as defined by its charter and the rules of the NASDAQ Stock Market. The Compensation Committee met three times in person during our 2007 fiscal year.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee's responsibilities include providing recommendations to our Board regarding nominees for director, membership on our Board committees, and succession matters for our Chief Executive Officer. An additional function of the Nominating and Corporate Governance Committee is to develop and recommend to our Board our Corporate Governance Guidelines and to assist our Board in complying with them. The Nominating and Corporate Governance Committee also oversees the evaluation of our Board and our Chief Executive Officer, reviews and resolves conflict of interest situations, reviews and approves related party transactions and, if necessary, other than with respect to executive officers and directors, grants waivers to our Code of Ethics. The Nominating and Corporate Governance Committee also oversees our political contributions and recommends to our Board any proposed revisions to our Corporate Political Contributions Policy Statement. The members of the Nominating and Corporate Governance Committee are independent directors, as defined by its charter and the rules of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee met four times in person during our 2007 fiscal year.

Finance Committee

        The Finance Committee's responsibilities include being available, as needed, to evaluate and consult with and advise our management and our Board with respect to capital structure and capital policies, events and actions that could impact capital structure, payment of dividends and share repurchases, borrowing practices and debt or equity financings, credit arrangements, investments, mergers, acquisitions, joint ventures, divestitures and other similar transactions. The Finance Committee met two times in person and once by telephone during our 2007 fiscal year.

Executive Committee

        The Executive Committee is authorized, with certain exceptions, to exercise all of the powers of our Board in the management and affairs of Staples. It is intended that the Executive Committee will take action only when reasonably necessary to expedite our interests between regularly scheduled Board meetings. A quorum can only be established by the presence of both a majority of the members of the Executive Committee and two non-management members of the Executive Committee. The Executive Committee did not meet during our 2007 fiscal year.

Director Candidates

        The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, engaging a professional recruiting firm to help identify and recruit potential candidates, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board.

        In considering whether to recommend any particular candidate for inclusion in our Board's slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include diversity, age and skills such as understanding of the retail industry, the office products market, finance, accounting, marketing, technology, international business and other knowledge needed on our Board. The principal qualification of a director is the ability to act effectively on behalf of all of our stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for any prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities.

        Justin King and Robert E. Sulentic joined our Board in September 2007 and Carol Meyrowitz joined our Board in December 2007. Each has been nominated for election as a director at our Annual Meeting. Mr. King and Ms. Meyrowitz were identified as potential candidates for our Board by a professional recruiting firm that the Nominating and Corporate Governance Committee has engaged. Mr. Sulentic was identified as a potential candidate for our Board by one of our non-employee directors. Messrs. King and Sulentic were interviewed by each member of the Nominating and Corporate Governance Committee, and Ms. Meyrowitz was interviewed by our Chief Executive Officer and the Chairperson of the Nominating and Corporate Governance Committee. After consideration of their respective backgrounds, the Nominating and Corporate Governance Committee recommended, and our Board approved, the election of Messrs. King and Sulentic and Ms. Meyrowitz to our Board.

        Stockholders may recommend an individual to the Nominating and Corporate Governance Committee for consideration as a potential director candidate by submitting the following information: (1) the candidate's name; (2) appropriate biographical information and background materials regarding the candidate; and (3) a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made. Such information should be submitted to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Staples, Inc., 500 Staples Drive, Framingham, Massachusetts 01702. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

        Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or our Board, by following the relevant procedures summarized in this proxy statement under the caption "Shareholder Proposals."

Communicating with our Board

        Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by the committee charters, the Chairperson of the Board (if an independent director), or the Lead Director (if one is appointed), or otherwise the Chairperson of the Nominating and Corporate Governance Committee, with the advice and assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries of such communications to the other directors as he or she considers appropriate.

        Under procedures approved by a majority of our independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairperson of the Board (if an independent director), or the Lead Director (if one is appointed), or otherwise the Chairperson of the Nominating and Corporate Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications. In addition, as provided by our Corporate Governance Guidelines, if a meeting is held between a major stockholder (including institutional investors) and a representative of the independent directors, the Lead Director will serve, subject to availability, as such representative of the independent directors.

        Stockholders who wish to send communications on any topic to our Board should address such communications to The Board of Directors, c/o Corporate Secretary, Staples, Inc., 500 Staples Drive, Framingham, Massachusetts 01702.

Director Compensation

        The Compensation Committee is responsible for reviewing and making recommendations to our Board with respect to the compensation paid to our non-employee directors ("Outside Directors"). Our Outside Directors are predominantly compensated through stock option and restricted stock awards reflecting the Compensation Committee's philosophy that director pay should be aligned with the interests of our stockholders.

        During our 2007 fiscal year, our Outside Directors were compensated as follows. Each Outside Director joining our Board was granted options to purchase 22,500 shares of our common stock. For each regularly scheduled meeting day attended, each Outside Director was granted options to purchase 4,500 shares of our common stock (subject to an annual limit of 22,500 shares) and 600 restricted shares of our common stock (subject to an annual limit of 3,000 shares). Within two business days after our Board's regularly scheduled meeting in December 2007, the Lead Director was granted an additional 1,500 restricted shares of our common stock and each chairperson of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Finance Committee was granted an additional 1,200 restricted shares of our common stock. The stock option grants have an exercise price equal to the fair market value of our common stock on the date of grant and vest ratably on an annual basis over four years. The restricted stock grants cliff vest at the end of three years. Upon a change-in-control of Staples, all outstanding unvested stock options and restricted stock would fully vest. Each Outside Director also received a quarterly payment of $12,500 and was reimbursed for reasonable expenses incurred in attending meetings of our Board. The chairperson of the Audit Committee received an additional quarterly payment of $3,750.

        It is the Compensation Committee's goal to maintain a level of Outside Director compensation above the median of companies both within our peer groups as well as similarly-sized companies in general industry. Actual compensation is substantially greater than the median because of the performance of our common stock, which represents a large portion of our Outside Director compensation. Each year, generally at its June meeting, the Compensation Committee reviews an extensive analysis of marketplace practices for outside director pay conducted by management and reviewed by the Compensation Committee's independent advisor. In 2007, this analysis included data from peer company proxy filings, data from Equilar, Inc., an independent provider of executive and board compensation analyses, and published outside director pay studies, including a study conducted by Exequity, the Compensation Committee's independent advisor during most of our 2007 fiscal year. Based on the results of its 2007 annual review, the Compensation Committee recommended, and the Board approved, changes to our Outside Director compensation program. These changes reflect certain market and corporate governance trends applicable to director compensation, including the prevalence of restricted stock awards over stock option awards, the imposition of holding requirements and larger cash retainers. Consistent with recent changes to our equity program for associates, the revised Outside Director compensation program also adopts a value-based approach to equity grants in which a fixed value, rather than a fixed number, of shares are awarded to our Outside Directors. The change to a value-based approach for our overall equity program was made for a variety of reasons, including market trends and the anticipated growing expense of a fixed share program.

        Beginning with our 2008 fiscal year, our Outside Directors are compensated as follows. Upon initial election to our Board, each Outside Director is granted shares of restricted stock with a value of $150,000 that cliff-vest after three years and may be sold upon vesting. Within two business days after the Board's first regularly scheduled meeting of each fiscal year, each Outside Director is granted (1) stock options with a value of $112,500 that vest after one year, the underlying shares of which may be sold upon vesting, and (2) shares of restricted stock with a value of $112,500 that vest after one year and may be sold only upon leaving our Board. Within two business days after the Board's regularly scheduled meeting in December, (a) the Lead Director is granted additional shares of restricted stock with a value of $40,000, (b) each chairperson of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is granted additional shares of restricted stock with a value of $32,000 and (c) the chairperson of the Finance Committee is granted additional shares of restricted stock with a value of $8,000, and in each case such shares vest after one year and may be sold only upon leaving our Board. The number of shares of restricted stock is determined by dividing the fixed value by the closing price of our common stock on the date of grant. The number of stock options is determined by dividing the fixed value by the binomial value used by Staples for financial reporting purposes and then dividing that number by the closing price of our common stock on the date of grant. Stock options will have an exercise price equal to the fair market value of our common stock on the date of grant. Upon a change-in-control of Staples or upon a director leaving our Board after reaching the age of 72, all of such director's outstanding unvested stock options and restricted stock would fully vest. Each Outside Director also receives a quarterly payment of $18,750 and will be reimbursed for reasonable expenses incurred in attending meetings of our Board. The chairperson of the Audit Committee will receive an additional quarterly payment of $3,750.

        The table below sets forth certain information concerning our 2007 fiscal year compensation of our Outside Directors.

DIRECTOR COMPENSATION FOR 2007 FISCAL YEAR

Name*	Fees earned or paid in cash ($)	Stock Awards ($) (1)(3)	Option Awards ($) (2)(3)	All Other Compensation ($) (4)	Total ($)
Basil L. Anderson	50,000	55,176	123,165	1,044	229,385
Brenda C. Barnes^	25,000	(64,709)	(148,361)	4,002	(184,068)
Arthur M. Blank	50,000	77,119	163,977	2,784	293,880
Mary Elizabeth Burton	50,000	103,443	221,325	4,524	379,292
Gary L. Crittenden^	48,750	(52,980)	(132,378)	3,132	(133,476)
Justin King	25,000	1,841	19,244	0	46,085
Carol Meyrowitz	12,500	0	6,744	0	19,244
Rowland T. Moriarty	50,000	117,738	221,325	4,698	393,761
Robert C. Nakasone	50,000	147,325	221,325	5,481	424,131
Robert E. Sulentic	25,000	1,841	19,244	0	46,085
Martin Trust	50,000	165,483	221,325	6,264	443,072
Vijay Vishwanath	37,500	5,082	50,799	0	93,381
Paul F. Walsh	53,750	142,974	221,325	6,090	424,139

    *
    Excludes Mr. Sargent, who served as our Chief Executive Officer during our 2007 fiscal year and whose compensation is reported in the Summary Compensation Table included in this proxy statement.

    ^
    Ms. Barnes and Mr. Crittenden departed from our Board in June 2007 and September 2007, respectively. Negative amounts listed in the Stock Awards, Option Awards and Total columns represent the reversal of stock compensation expense under FASB 123(R) during our 2007 fiscal year as a result of Ms. Barnes and Mr. Crittenden forfeiting unvested restricted shares and stock options upon their departure from our Board of Directors.

    (1)
    Awards of restricted stock that vest in full on the third anniversary of the grant date, provided that the director continues to serve on our Board. The shares of restricted stock awarded to a director who meets the age and length of service requirement under our rule of 65 will fully vest upon retirement or resignation, should such director leave our Board before the end of the applicable vesting period.

    (2)
    Stock option grants that vest ratably on an annual basis over a four-year vesting period, provided that the director continues to serve on our Board. The stock options awarded to a director who meets the age and length of service requirement under our rule of 65 will fully vest upon retirement or resignation, should such director leave our Board before the end of the applicable vesting period. For options granted prior to May 1, 2005, the fair value for these options was estimated as of the date of grant using a Black-Scholes option-pricing model. For stock options granted on or after May 1, 2005, the fair value of each award is estimated as of the date of grant using a binomial valuation model. Additional information regarding the assumptions used to estimate the fair value of all stock option awards is included in Note H to Consolidated Financial Statements contained in our Annual Report on Form 10-K for our 2007 fiscal year.

    (3)
    The amounts shown in the Stock Awards and Option Awards columns represent the accounting expense that we recognized under FASB Statement No. 123(R) during our 2007 fiscal year for awards granted during our 2007 fiscal year and prior years, not the actual amounts paid to or realized by our Outside Directors during our 2007 fiscal year. The FASB 123(R) amount as of the grant date for stock awards and stock options is generally spread over the number of months of service required for the shares subject to the award to vest. The FASB 123(R) amount recorded for our directors' stock and option awards in 2007 reflects the retirement acceleration provisions of FASB 123(R). Under these provisions, the compensation expense associated with individuals who are eligible to retire and receive their awards before the stated vesting dates must be accelerated even if such individuals do not intend to retire. All of our Outside Directors other than Messrs. King, Sulentic and Vishwanath and Ms. Meyrowitz are currently eligible for accelerated vesting of their stock and option awards granted between June 30, 2004 and March 11, 2007 under our rule of 65, which is described under the caption "Accelerated Vesting of Awards" following the Grants of Plan-Based Awards for 2007 Fiscal Year table elsewhere in this proxy statement. The amount disclosed disregards estimates of forfeitures of awards that are otherwise included in our financial statement reporting for such awards.

    (4)
    Reflects payments of dividend equivalents on restricted stock.

        The table below supplements the Director Compensation table above by providing (1) the FASB 123(R) grant date fair value of restricted shares and stock options awarded to our directors during our 2007 fiscal year and (2) the total number of stock options and unvested restricted shares held by our directors as of February 2, 2008, the end of our 2007 fiscal year.

Fair Values and Outstanding Director Awards

Name	Grant Date	Award Type	Number of Shares Awarded in FY 2007	Grant Date Fair Value ($)	Total Options and Unvested Shares as of 2007 FYE
Basil L. Anderson	3/8/2007 6/13/2007 9/13/2007 12/13/2007 3/8/2007 6/13/2007 9/13/2007 12/13/2007	RS RS RS RS OP OP OP OP	600 600 600 600 4,500 4,500 4,500 4,500	15,672 14,586 13,254 13,734 38,970 34,155 31,050 32,175	5,400 426,375
Brenda C. Barnes^	NA NA	RS OP	NA NA	NA NA	0 0

Arthur M. Blank	3/8/2007 6/13/2007 9/13/2007 12/13/2007 3/8/2007 6/13/2007 9/13/2007 12/13/2007	RS RS RS RS OP OP OP OP	600 600 600 1,350 4,500 4,500 4,500 4,500	15,672 14,586 13,254 30,902 38,970 34,155 31,050 32,175	10,950 117,000
Mary Elizabeth Burton	3/8/2007 6/13/2007 9/13/2007 12/13/2007 3/8/2007 6/13/2007 9/13/2007 12/13/2007	RS RS RS RS OP OP OP OP	600 600 600 600 4,500 4,500 4,500 4,500	15,672 14,586 13,254 13,734 38,970 34,155 31,050 32,175	16,200 220,500
Gary L. Crittenden^	NA NA	RS OP	NA NA	NA NA	0 0
Justin King	9/13/2007 12/13/2007 9/13/2007 12/13/2007	RS RS OP OP	600 600 27,000 4,500	13,254 13,734 186,300 32,175	1,200 31,500
Carol Meyrowitz	12/13/2007 12/13/2007	RS OP	600 27,000	13,734 193,050	600 27,000
Rowland T. Moriarty	3/8/2007 6/13/2007 9/13/2007 12/13/2007 3/8/2007 6/13/2007 9/13/2007 12/13/2007	RS RS RS RS OP OP OP OP	600 600 600 1,800 4,500 4,500 4,500 4,500	15,672 14,586 13,254 41,202 38,970 34,155 31,050 32,175	18,000 198,000
Robert C. Nakasone	3/8/2007 6/13/2007 9/13/2007 12/13/2007 3/8/2007 6/13/2007 9/13/2007 12/13/2007	RS RS RS RS OP OP OP OP	600 600 600 1,800 4,500 4,500 4,500 4,500	15,672 14,586 13,254 41,202 38,970 34,155 31,050 32,175	20,100 231,750
Robert E. Sulentic	9/13/2007 12/13/2007 9/13/2007 12/13/2007	RS RS OP OP	600 600 27,000 4,500	13,254 13,734 186,300 32,175	1,200 31,500

Martin Trust	3/8/2007 6/13/2007 9/13/2007 12/13/2007 3/8/2007 6/13/2007 9/13/2007 12/13/2007	RS RS RS RS OP OP OP OP	600 600 600 1,950 4,500 4,500 4,500 4,500	15,672 14,586 13,254 44,636 38,970 34,155 31,050 32,175	22,950 231,750
Vijay Vishwanath	6/13/2007 9/13/2007 12/13/2007 3/29/2007 6/13/2007 9/13/2007 12/13/2007	RS RS RS OP OP OP OP	600 600 600 22,500 4,500 4,500 4,500	14,586 13,254 13,734 193,950 34,155 31,050 32,175	1,800 36,000
Paul F. Walsh	3/8/2007 6/13/2007 9/13/2007 12/13/2007 3/8/2007 6/13/2007 9/13/2007 12/13/2007	RS RS RS RS OP OP OP OP	600 600 600 900 4,500 4,500 4,500 4,500	15,672 14,586 13,254 20,601 38,970 34,155 31,050 32,175	21,300 231,750

RS = Shares of restricted stock

OP = Stock option

^
Ms. Barnes and Mr. Crittenden departed from our Board of Directors in June 2007 and September 2007, respectively, and forfeited any unvested restricted shares and stock options at such time.

Report of the Audit Committee of the Board of Directors

        The Audit Committee of Staples' Board of Directors is composed of three members and acts under a written charter as amended and restated on December 12, 2006, a copy of which is available at our public web site at www.staples.com in the Corporate Governance section of the About Staples webpage. The members of the Audit Committee are independent Directors, as defined by its charter and the rules of the Securities and Exchange Commission and NASDAQ Stock Market.

        The Audit Committee provides independent, objective oversight of Staples' financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of Staples' financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements for the 2007 fiscal year, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The Audit Committee reviewed and discussed with Ernst & Young LLP, Staples' independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Staples' accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards 61 (Communication with Audit

Committees), as amended. The independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the independent registered public accounting firm the independent registered public accounting firm's independence from management and Staples, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit related services provided to Staples by the independent registered public accounting firm with the independent registered public accounting firm's independence.

        The Audit Committee discussed with Staples' internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Staples' internal controls, and the overall quality of Staples' financial reporting.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to Staples' Board of Directors, and the Board approved, that Staples' audited financial statements be included in Staples' Annual Report on Form 10-K for the year ended February 2, 2008 for filing with the Securities and Exchange Commission.

Audit Committee:
Paul F. Walsh, Chairperson Justin King Robert Sulentic

Independent Registered Public Accounting Firm's Fees

        In the interest of ensuring our independent registered public accounting firm's independence, we consider it important to maintain a low ratio of their non-audit fees to their audit fees. In our 2007 fiscal year, this ratio was approximately 0.27:1.

Audit Fees

        Ernst & Young LLP billed us an aggregate of approximately $4.1 million and $3.4 million in fiscal years 2007 and 2006, respectively, for professional services rendered in connection with our annual audit, the audit of our internal controls over financial reporting, the review of our interim financial statements included in our Form 10-Q, statutory filings, registration statements, accounting consultation and compliance with regulatory requirements.

Audit-Related Fees

        Ernst & Young LLP billed us an aggregate of approximately $64,000 and $20,000 in fiscal years 2007 and 2006, respectively, for services related to assistance with internal control reporting, acquisition due diligence and employee benefit plan audits.

Tax Fees

        Ernst & Young LLP billed us an aggregate of approximately $1.0 million and $834,000 in fiscal years 2007 and 2006, respectively, for services related to tax compliance, tax planning and tax advice. For fiscal years 2007 and 2006, approximately $362,000 and $333,000, respectively, of these fees related to tax compliance.

All Other Fees

        Ernst & Young LLP billed us approximately $5,000 in our 2007 fiscal year for other services related to non-technical training and education courses. Ernst & Young LLP did not bill us in our 2006 fiscal year for services other than those described above.

Pre-Approval Policy and Procedures

        The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies provide that we will not engage our independent registered public accounting firm to render audit or non-audit services (other than de minimus non-audit services as defined by the Sarbanes-Oxley Act) unless the service is specifically approved in advance by the Audit Committee. All services provided to us by Ernst & Young LLP in each of fiscal years 2007 and 2006 were approved in accordance with these policies.

Certain Relationships and Related Transactions

        Our written Code of Ethics sets forth the general principle that our directors, executive officers and other associates should avoid any situation that could be perceived as a conflict of interest, regardless of the dollar amount involved. This principle is also reflected in our written Corporate Governance Guidelines and the written materials that we use to educate associates about our conflict of interest guidelines. In addition, pursuant to its written charter, the Nominating and Corporate Governance Committee of our Board of Directors must review all "related party transactions" (defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K) on an ongoing basis. If an actual or potential conflict of interest or related party transaction involving one of our executive officers or directors develops for any reason, that individual must immediately report such matter to our General Counsel, who in turn will report such matter to the Nominating and Corporate Governance Committee of our Board of Directors. The Nominating and Corporate Governance Committee will review such matter and make its own determination with respect to the matter or, if appropriate under the circumstances, make a recommendation to our Board of Directors for determination.

        There may be times when a commercial relationship involving our directors, executive officers or their family members is beneficial to us or is not likely to raise material conflict of interest issues. Our Code of Ethics provides the following guidelines for certain types of commercial relationships:

  •
  Executive officers must not work or consult for a company that is one of our vendors or customers, but may serve as a director of such company if (1) such company's annual sales to or purchases from us are less than 5% of the company's annual revenues, (2) the executive officer discloses the directorship to our General Counsel, who in turn obtains the approval of our Chief Executive Officer or, in the case of a management director, the Nominating and Corporate Governance Committee of our Board of Directors and (3) the executive officer agrees not to participate in or influence any matter affecting the business relationship or transactions between us and such company.

  •
  Executive officers and directors must not purchase or maintain a financial interest in a company that is one of our vendors or customers unless (1) the annual sales to or purchases from us are less than 5% of such company's annual revenues or (2) for a public company, the executive officer's or director's ownership interest is both passive and less than 1%, or (3) for a private company, the executive officer's or director's ownership interest is both passive and less than 5% and the interest is approved by our Chief Executive Officer, or if the interest is held by our Chief Executive Officer, Chairperson or directors, by the Nominating and Corporate Governance Committee of our Board of Directors.

  •
  Directors may work or consult for or serve on the board of a company that is one of our vendors or customers if (1) such company's annual sales to or purchases from us are less than 5% of such company's annual revenues, (2) the director discloses the position to our General Counsel and the Nominating and Corporate Governance Committee of our Board of Directors and (3) the director agrees not to participate in or influence any matter affecting the business relationship or transactions between us and such company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

        The Compensation Committee of our Board of Directors, which is comprised entirely of independent directors, oversees our executive compensation program and determines all compensation for our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers, who we refer to collectively as the "named executive officers."

        Our executive compensation program is designed to meet three principal objectives:

  •
  Attract, retain and reward executive officers who contribute to our long term success;

  •
  Align compensation with short and long term business objectives; and

  •
  Motivate and reward high levels of individual and team performance.

These objectives collectively seek to link compensation to overall company performance, which helps to ensure that the interests of our executives are aligned with the interests of our stockholders. We believe that Staples has successfully achieved these objectives as demonstrated by the fact that the average tenure at Staples of our named executive officers is 13 years and by the below table showing how Staples' compounded annual growth rate in total stockholder return (share price increase plus annual dividends) has exceeded market performance over the past five years.

        The Compensation Committee's decisions regarding executive compensation during our 2007 fiscal year were based on achieving the above objectives, with an emphasis on:

  •
  our initiatives to increase long term stockholder value by increasing earnings per share, return on net assets, customer service and sales;

  •
  the nature and scope of the named executive officers' responsibilities, taking into account considerations of pay equity among the named executive officers;

  •
  the competitive market for executive talent; and

  •
  success in creating a culture of integrity and compliance with applicable law and our Code of Ethics.

        In terms of setting compensation for our 2007 fiscal year, the Compensation Committee set the goals for the February 2007 three year performance share awards in December 2006, established salary levels and the goals for the Executive Officer Incentive Plan in March 2007 and approved the annual equity awards in June 2007. As discussed further under "2007 Retention Award to CEO," the Board, based upon the recommendation of the Compensation Committee, approved a retention award to our Chief Executive Officer in March 2007. With respect to these decisions, the Compensation Committee used several analytic tools and considered multiple viewpoints, including those of an independent compensation consultant, to ensure that its decisions were informed and equitable and that our executive compensation program achieved its objectives.

        Based on its assessment of our 2006 fiscal year performance, analysis of data derived from various analytic tools, and consideration of the totality of the advice and information provided to it, the Compensation Committee found that the named executive officers had been appropriately compensated in our 2006 fiscal year and set compensation for our 2007 fiscal year. Some of the Compensation Committee's key findings were:

  •
  Both individually and as a group, the named executive officers had in our 2006 fiscal year effectively helped create long term stockholder value by increasing earnings per share by 27% and achieving return on net assets of 14.3%, exceeding our long term goal;

  •
  Each of the named executive officers had challenging and wide ranging responsibilities commensurate with their overall pay package;

  •
  The salary of the Chief Executive Officer was less than two times the salary of the next highest paid named executive officer, and the total annual targeted direct compensation for the Chief Executive Officer was slightly greater than two times that of the next highest paid named executive officer;

  •
  The market for executive talent continues to tighten and become more competitive, significantly increasing the risk that our named executive officers will be actively recruited by other companies, including our direct competitors, private equity investors and other leading organizations across the retail sector; and

  •
  Staples continued to foster a culture of integrity and commitment to compliance with the law and our Code of Ethics, as evidenced by its continued inclusion in the Dow Jones Sustainability Index.

        Throughout this Compensation Discussion and Analysis, we refer to the sum of base salary, performance based annual cash bonuses and long term equity incentives as "total direct compensation" and we refer to the sum of base salary and performance based annual cash bonuses as "total cash compensation."

Pay Mix

        The Compensation Committee relies upon its judgment and not upon rigid guidelines or formulas or short term changes in our stock price in determining the amount and mix of compensation elements for each named executive officer. We seek to achieve our executive compensation objectives through the use of five compensation components, which are summarized in the below table.

Compensation Component	Principal Contributions to Compensation Objectives	Highlights
Base salary	• Attracts, retains and rewards talented executives with annual salary that reflects the executive's performance, skill set and value in the marketplace.

•    Targeted at median of comparable peer group positions.

•    Only component of compensation that is guaranteed.

•    Can be most influenced by individual performance.

• Comprises less than 20% of total direct compensation (base salary + target bonus + target equity) for our named executive officers.

Performance based annual cash bonuses

•    Focuses executives on annual financial and operating results.

•    Links compensation to stockholder interests.

• Enables total cash compensation to remain competitive within the marketplace for executive talent.

•    Total cash compensation (base salary + target bonus) is targeted at median of comparable peer group positions.

•    Payout target ranges from 60% to 125% of salary and depends upon company wide and/or business unit performance relative to earnings per share, return on net assets, customer service and sales targets.

•    Minimum earnings per share achievement is required for any payout.

•    0% to 200% of target payout can be achieved.

•    Target total cash compensation comprised 23% to 27% of total target compensation for our named executive officers in fiscal 2007.

• The average payout, as a percentage of salary, to the current named executive officers over the past three fiscal years (2005-2007) has been 68%.
Long term equity incentives	• Rewards the achievement of long term business objectives that benefit our stockholders. • Retains a successful and tenured management team.

•    2007 fiscal year portfolio of stock options (50% of target equity value), performance share awards (30% of target equity value) and tenure-based restricted stock (20% of target equity value).

•    Long term equity incentives at target comprised 73% to 77% of total target compensation for our named executive officers in fiscal 2007.

•    If we exceed performance share targets, total compensation could reach the 90th percentile of comparable peer group positions.

• Performance based long term equity incentives at target combined with target annual cash bonus brings "at risk" fiscal 2007 compensation to a range of 69% to 74% of total target compensation for the named executive officers.

Retirement and other benefits	• Helps to attract and retain talented executives with benefits that are comparable to those offered by companies in our peer groups and other companies with whom we compete for talent.
•    Includes a limited company match, up to 4% of salary and bonus, to a supplemental executive retirement plan.

• Rule of 65. If an executive officer is at least age 55 and the sum of his or her age and years of service equals or exceeds 65, all restricted stock awards granted after June 30, 2004 vest in full (but may not be sold until the earlier of normal vesting or retirement) and all stock option awards granted after June 30, 2004 vest in full upon the earlier of normal vesting or retirement.
Executive perquisites	• Consistent with our egalitarian culture, we offer limited executive perquisites to attract and retain talented executives.	• We provide limited reimbursement for tax, estate and financial planning services.

        Each of our named executive officers is assigned by management to a salary grade within the salary grade structure established for all management positions across Staples, and these salary grade assignments are reviewed and approved by the Compensation Committee. The salary grade structure provides, within each salary grade, a specific salary range, an annual target cash incentive and a specific amount of long term equity awards. An individual's performance in combination with one's position and responsibilities impact base salary within each grade and one's grade level. Positions at more senior levels have a greater portion of compensation "at risk" through our cash and equity incentive programs. All elements of the salary grade structure for the named executive officers are reviewed annually by the Compensation Committee. Our named executive officers are grouped into the three highest salary grade levels based on their responsibilities within Staples, with the Chief Executive Officer at the highest grade level, followed by the Chief Financial Officer and Chief Operating Officer and then the Presidents of North American Delivery and U.S. Retail.

        While the Compensation Committee independently evaluates each of the compensation components discussed in the above table, it places greater emphasis on the sum of base salary, performance based annual cash bonuses and long term equity incentives rather than any one component because of their combined greater potential to influence our named executive officers' performance. As described under "The Compensation Committee's Processes — Benchmarking," in September of each year, the Compensation Committee evaluates the relative mix of pay components for each of the named executive officers in comparison to the pay mix for comparable positions in the peer group companies. The Compensation Committee believes, and our pay mix reflects, that a substantial portion of the compensation for our named executive officers should be "at risk" and aligned with stockholders' interests.

        For each of our named executive officers, the below chart illustrates base salary, bonus earned under the Executive Officer Incentive Plan and long term equity incentives as a percentage of targeted annual total direct compensation for our 2007 fiscal year, with a focus on highlighting "at risk" compensation. The performance share component of the long term equity incentives and the bonus earned under our Executive Officer Incentive Plan are performance based plans and represent "at risk" compensation since minimum levels of performance must be attained in order for any payout to occur. Similarly, the stock option component of our long term equity incentives is performance based and "at risk" since the stock price at exercise must exceed the original fair market value grant price in order to provide any value to the executive.

*
Each of the compensation elements is expressed as a percentage of targeted total direct compensation, which is comprised of year ending base salary, annual target bonus under our Executive Officer Incentive Plan, the value of stock options at grant, and the value of restricted shares and performance shares at grant. The valuation information is consistent with the information presented in the Summary Compensation Table included in this proxy statement and the financial statements included in our Annual Report on Form 10-K for our 2007 fiscal year.

Base Salary

        The Compensation Committee generally sets base salaries for the named executive officers at approximately the median (50th percentile) of comparable positions in our peer groups. Changes in base salary are typically considered based on individual performance during our annual performance review process, as well as in the event of a promotion or change in responsibilities. In March 2007, the Compensation Committee consulted with its independent consultant and reviewed and approved Mr. Sargent's recommendations for salary increases for the other named executive officers. With the exception of a 4.0% salary increase for Mr. Parneros, the leader of Staples' U.S. retail business, the named executive officers received a salary increase that was generally in line with our budgeted merit increases for all associates of 3.6% of base salary and reflected a lack of any other compelling factors that might dictate treating the executives differently. The additional increase was given to Mr. Parneros to equalize his salary with Mr. Doody, the leader of Staples' North American delivery business, in recognition of their similar roles and contributions as the leaders of our two largest business segments. The Compensation Committee decided, in executive session, to raise Mr. Sargent's salary by 3.6% after taking into account the fact that his base salary was slightly below median relative to the 2006 proxy statement peer group data, the relationship between his salary and those approved for the other named executive officers, and his demonstration of leadership during his tenure as our Chief Executive Officer. As a result of the Compensation Committee's action, Mr. Sargent's base salary approximates the median of base salaries for Chief Executive Officers in our peer groups. Mr. Sargent's base salary is approximately 10% of his total annual targeted direct compensation. In general, the Compensation Committee allocates a greater percentage of Mr. Sargent's total direct compensation to performance based and equity incentives because Mr. Sargent is uniquely situated to influence our short and long term performance.

Performance Based Annual Cash Bonus

        Under the terms of the Executive Officer Incentive Plan, each named executive officer has a target bonus award for each plan year based on his salary grade level. Target bonus awards are at between 60% and 125% of the actual base salary paid to the named executive officer during that plan year. The target bonus percentages are determined by the Compensation Committee based upon an analysis of annual cash incentive opportunities for similar positions in the peer group companies. The Compensation Committee generally selects target bonus percentages for the named executive officers such that target total cash compensation approximates the median of comparable positions in our peer groups.

        Within 90 days after the beginning of each plan year, the Compensation Committee establishes specific performance objectives for the payment of bonus awards for that plan year. Under the Executive Officer Incentive Plan, the performance objectives for each plan year are based on one or more of the following measures: sales, earnings per share, return on net assets and customer service levels. The Compensation Committee may determine that special one-time or extraordinary gains and/or losses should or should not be included in determining whether such performance objectives have been met. In addition, customer service target levels are based on customer satisfaction surveys conducted by a third party. The Compensation Committee believes that the performance objectives established each fiscal year for the Executive Officer Incentive Plan are important in that year to driving sustainable growth and increasing stockholder value.

        For each plan year, a specified percentage of each bonus award is based upon each of the performance objectives selected by the Compensation Committee for that plan year. For each of the performance objectives that are met, a corresponding portion of the bonus award is paid. Each performance objective has an associated threshold level that must be achieved for any of the bonus award associated with such objective to be paid. Under the terms of our Executive Officer Incentive Plan, bonuses are not paid unless we achieve minimum earnings per share. The maximum bonus award payable to a named executive officer was $3 million during any of our 2003 through 2007 plan years and would be $4 million during any of our 2008 through 2012 plan years. In addition, the Compensation Committee presently limits bonus awards to twice a named executive officer's target bonus award. Generally in March of each year, the Compensation Committee determines whether the performance objectives for the previous plan year have been achieved.

        Each of the named executive officers was eligible to participate in our Executive Officer Incentive Plan during our 2007 fiscal year. In March 2007, the Compensation Committee selected four performance objectives for our 2007 fiscal year which are based on the following four Company-wide measures: (1) 15% growth in earnings per share, which was weighted at 30% of the targeted bonus award; (2) a 10% increase in return on net asset dollars, which was weighted at 30% of the targeted bonus award; (3) 10% total sales growth, which was weighted at 20% of the targeted bonus award; and (4) improved customer service, which was weighted at 20% of the targeted bonus award. The goals were set aggressively, with a payout only upon achieving a minimum of 7% earnings per share growth. The return on net assets, sales and customer service goals are business unit specific for Messrs. Doody and Parneros and reflect total business unit performance for Messrs. Sargent, Mahoney and Miles, and all of the goals were based on the financial plan for our 2007 fiscal year. The total sales component was added for 2007 to reinforce the importance of sales growth as one of our key business objectives. The Compensation Committee believes that these objectives are collectively the most important drivers of both our short term and long term success, with earnings per share and return on net assets being the most important indicators of value creation and sales and customer service serving as the metrics that most closely track our customers' response to our product and service offerings. In prior years, greater weight was given to earnings per share (40%) and return on net asset dollars (40%) and the resulting weighting this year was intended to reinforce the importance of these two elements, while giving the appropriate weight to the sales component.

        For purposes of our 2007 Executive Officer Incentive Plan, the performance objectives are calculated as follows. Earnings per share is calculated using the amounts set forth in our financial statements, excluding the impact of the settlement of our California wage and hour class action litigation that we reported in the third quarter of 2007. Return on net asset (RONA) dollars are calculated as net operating profit after tax (NOPAT) for the most recent 12 months, less the average of the most recent 13 months' net asset balance, multiplied by 11.7%, which is our long-term weighted average cost of capital. To more accurately reflect the nature and performance of our business, we make certain adjustments to the amounts set forth in our financial statements to calculate RONA dollars. To calculate NOPAT, we begin with our business unit income and add back rent and deduct depreciation on capitalized rent and taxes on adjusted income. To calculate net assets, we begin with our balance sheet net assets and add back interest bearing debt, net capitalized rent and implied goodwill and deduct corporate cash. Sales are calculated using the amounts set forth in our financial statements. Both the RONA dollar and sales objectives exclude the difference between the actual and budgeted impact of foreign currency exchange. The customer service score for our retail business is calculated by tabulating the total number of "extremely satisfied" customers, reflecting a rating of five on a five point scale, divided by the total number of completed customer surveys. The survey invitations are randomly printed on the cash register receipt, and the program is administered by a third party. The customer service score for our delivery business is based on survey responses from customers who are invited to participate through their packing slip. Similar to the retail score, the customer service score is calculated as a percent of customers who report that they are "extremely satisfied" with their most recent delivery experience, and the program is administered by a third party. The corporate customer service score is an equally weighted composite of the retail and delivery customer service scores.

        The tables below illustrate the structure and results of our Executive Officer Incentive Plan in 2007 relative to the targets for each component of the plan for our named executive officers While the table generally reflects performance below target, the Compensation Committee believes that Staples performed well against high goals in a difficult economic and business environment.

Long Term Equity Incentives

        Our long term equity incentives reward the achievement of long term business objectives that benefit our stockholders and help us retain a successful and tenured management team. Our executive compensation program has, to a great extent, historically relied on equity components to meet its objectives, and we have a long history of granting broad based equity awards each year, with over 7,500 associates participating in our equity awards program.

        With respect to the named executive officers, the Compensation Committee relied upon a portfolio approach in 2007 that included a mix of stock options (50% of target equity value), three year performance share awards (30% of target equity value) and tenure-based restricted stock (20% of target equity value). The Compensation Committee established this mix of awards in fiscal 2006 when the three year performance share awards and tenure-based restricted stock were first introduced. Prior to 2006, long term equity incentives were comprised of stock options and performance accelerated restricted stock, with the latter not considered to be performance based under Section 162(m) of the Internal Revenue Code. Beginning with the 2007 annual equity awards to all associates, including the named executive officers, the Compensation Committee changed its equity grant practice from awarding a fixed number of shares to a fixed value of shares to each associate based on salary grade level. This change was made for a variety of reasons, including market trends and the anticipated growing expense of a fixed shared program. The value of equity awards for 2007 was based on the value of the fiscal 2006 annual equity grant at the time of grant in 2006.

        In the Compensation Committee's view at the time of grant in 2007, the chosen mix of long term equity awards struck the right balance in providing performance based incentives that were aligned with stockholder interests and assisted in retaining our talented senior executive team. The overall long term equity package was structured to deliver a total compensation opportunity that is both in line with total company performance and consistent with the mix that is typically extended to executives within our peer groups and general industry. The Compensation Committee believed that by replicating the market's blend of equity award opportunities, we would be well positioned to attract and retain the best available executive talent. In 2007, our overall long term equity incentive package at target comprised 73% to 77% of total direct compensation for our named executive officers, and if Staples exceeded the performance share targets, total compensation could reach or exceed the 90th percentile of comparable peer group positions.

        Both the stock options and tenure-based restricted stock were granted to our named executive officers in July 2007. In June 2007, the Compensation Committee reviewed and approved the specific awards to be issued and selected a grant date of July 2, 2007. These stock options were granted at the closing price on the date of grant and vest ratably over a four-year period. Tenure-based restricted stock vests 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date. Historically, annual grants of stock options and tenure-based restricted stock awards are awarded around the mid-point of our fiscal year (after our prior year performance appraisal and bonus award processes have been completed) to serve as an additional recognition event that may drive current year and future performance. We do not have a program, plan or practice of timing the grant of stock options in coordination with the release of material non-public information.

        In December 2006, the Compensation Committee approved the three year (2007-2009) performance target for the February 2007 performance share awards. Shares of our common stock covered by the performance share awards are only issued after the conclusion of the performance period if the applicable performance objective is met for the three year period. For our 2006 and 2007 fiscal years, the payout of shares at the end of the performance period is based on the actual cumulative return on net asset dollars compared to the goal established by the Compensation Committee at the beginning of our fiscal year. The Compensation Committee chose this measure, in part, since it considered it to be a strong measure of long term wealth creation for the business. In addition, there was a continuing desire for a singular focus in the early implementation of the performance share plan.

        Potential share payouts range from zero for below threshold performance up to twice the target award for achievement of the maximum goal set by the Compensation Committee. The Compensation Committee believed that the specific performance objective for the 2007-2009 performance share awards was aggressive, in that it could only be attained with sustained substantial effort and excellent performance over the three year period. Specifically, the performance goal was in line with our 2007 financial plan and 2008-2009 long range plan and provided for a payout only upon achievement of 94% of the target return on net asset dollars goal.

        In March 2008, the Compensation Committee evaluated the value of unvested equity held by senior officers, including the likelihood and timing of payout under the fiscal year 2006 and 2007 performance share awards, the impact of these awards on the overall compensation package for the impacted senior officers, and Staples' overall performance. Based on such review, the Committee granted, for retentive purposes, each of the individuals a restricted stock award. Messrs. Sargent, Mahoney, Miles, Doody and Parneros received restricted stock awards for 117,600 shares, 64,400 shares, 64,400 shares, 47,200 shares and 47, 200 shares, respectively, with 50% of each award vesting on February 2, 2009 and 50% vesting on February 1, 2010.

2007 Retention Award to CEO

        In March 2007, we awarded a retention grant to our Chief Executive Officer under our Amended and Restated 2004 Stock Incentive Plan. The terms and conditions of Mr. Sargent's grant, including the applicable performance objectives described below, were determined by the Compensation Committee and approved by our Board of Directors. The retention grant consists of 375,000 shares of restricted stock and 375,000 shares underlying a performance share award.

        The restricted shares under Mr. Sargent's retention grant will vest in full at the end of our 2011 fiscal year if Mr. Sargent has continuously worked for us through such date. The restricted shares will vest in full before such date upon Mr. Sargent's death, disability or termination without cause or if, following a change-in-control of Staples, Mr. Sargent is not offered employment by the surviving corporation under certain conditions or Mr. Sargent is terminated without cause or resigns for good reason within one year of such change-in-control.

        The shares underlying Mr. Sargent's performance share award will be issued only if we achieve certain five year cumulative sales and return on net asset dollars goals at the end of our 2011 fiscal year. Both a minimum sales and a minimum return on net asset dollars goal for the five year period must be met, and a percentage of the total award, ranging from 50% to 100%, will be awarded based upon our sales and return on net asset dollars exceeding such minimum goals. The Compensation Committee and our Board believe that the performance necessary to vest 75% of the performance share award is challenging, in that it reflects an aggressive level of growth and return that, if achieved, will fulfill our long range plans and can be achieved only with substantial effort, and the performance necessary to vest 100% of the performance share award is highly challenging and, if met, would represent a substantial and aggressive return on investment for our stockholders during such five year period. In order to receive any shares underlying the performance share award, Mr. Sargent must have continuously worked for us through the end of our 2011 fiscal year unless he is terminated before such date due to his death or disability or, following a change-in-control of Staples, Mr. Sargent does not continue his employment with the surviving corporation or is terminated without cause or resigns for good reason within one year of such change-in-control.

        Mr. Sargent's retention grant reflects our executive compensation program's goal of linking compensation to overall company performance and is consistent with our historic practice of using long term equity incentives to reward the achievement of long term business objectives and to help us retain a successful and tenured management team. In deciding to award this retention grant to Mr. Sargent, our Board considered the following additional factors:

  •
  During Mr. Sargent's term as Chief Executive Officer, our stock had, preceding the award, experienced a compounded annual growth rate of 17.8% over the prior five years and 15.1% over the prior three years;

  •
  Mr. Sargent had displayed exceptional leadership during his tenure at Staples and had been instrumental to our success;

  •
  The positive results of Mr. Sargent's annual performance evaluation, which is based on the performance of the business, accomplishment of reported goals and long term strategic objectives and the development of management;

  •
  The market for executive talent had continued to tighten and become more competitive, significantly increasing the risk that executives of Mr. Sargent's caliber would be actively recruited by other companies, including our direct competitors, private equity investors and other leading organizations across the retail sector; and

  •
  Data provided by the independent compensation consultant that showed the potential value of Mr. Sargent's grant to be above the 75th percentile when compared to comparable grants made by companies within general industry.

Retirement and Other Benefits

        Our named executive officers are eligible to participate in health and welfare programs, such as medical, dental, vision, disability, and supplemental life insurance on the same basis as our other salaried associates. In 2004, Staples introduced The Staples Executive Benefits Program consisting of the benefits described in detail below. This program was implemented to enhance our retirement and benefit offerings for senior management and to further support our efforts to attract and retain top talent. All senior officers of Staples, including the named executive officers, are eligible to participate in this program. For each plan or policy described below that requires payment of periodic premiums or other contributions, we generally pay such premiums or other contributions for the benefit of each named executive officer.

  •
  Supplemental Executive Retirement Plan (SERP).  The SERP is a non-qualified deferred compensation plan which is generally intended to provide comparable benefits above the applicable limits of our 401(k) qualified plan. Named executive officers and other officers of Staples may contribute a total of up to 100% of their base salary and bonus. They receive matching contributions up to a maximum of 4% of base salary and bonus. The matching contributions are credited at an interest rate established at the beginning of each year, which is based upon the declared crediting rate on life insurance policies designated by the plan administrator to fund the plan. For 2007, the annual interest rate was equal to 5.32%.

  •
  Executive Life Insurance Plan.  Our named executive officers, excluding Mr. Miles, are covered by a life insurance plan that provides coverage equal to three times their annual base salary on both a pre-retirement and a post-retirement basis if they leave Staples after at least 10 years of service. Mr. Miles is covered by a different insurance plan that we began offering to named executive officers in 2002. The newer plan provides pre-retirement basic life insurance equal to three times annual salary up to a maximum amount of coverage of $1.5 million and post-retirement life insurance coverage of twice the average of the named executive officer's highest five consecutive years' base salary up to a maximum coverage of $1 million, provided the executive is at least age 55 with five years of service when the executive leaves Staples.

  •
  Long Term Care Insurance.  This benefit pays $150 per day, adjusted annually, for a maximum of five years and provides coverage while employed and post retirement following age 65, provided the executive has continued premium payments during the interim and is at least age 55 with five years of service when the executive leaves Staples.

  •
  Supplemental Long Term Disability.  If a named executive officer should become disabled and unable to work for a period lasting more than 180 days, this benefit will provide a level of income not covered by our group long term disability plan. Our group long term disability plan covers 60% of base salary, up to a maximum base salary of $400,000. The supplemental long term disability plan extends such coverage generally for an additional $200,000 of base salary. All of the named executive officers, other than Mr. Doody, have elected supplemental long term disability coverage.

  •
  Survivor Benefit Plan.  If a named executive officer dies while actively employed by Staples, his or her beneficiary will receive 100% replacement income (base salary and bonus) for the first year and an additional 50% for each of the following two years.

  •
  Executive Physical and Registry Program.  This is a company paid physical examination program to enhance awareness and treatment of potential health risks faced by the named executive officers. In addition, this program supports named executive officers and their family members with health resources in the U.S. or while traveling abroad.

Executive Perquisites

        Our executive compensation program is relatively free of perquisites, consistent with our egalitarian culture and entrepreneurial spirit. To reinforce this position, the Compensation Committee adopted formal policies in 2004 regarding personal use of our leased aircraft and reimbursement for tax planning services for senior officers. The Compensation Committee views our limited executive perquisites as reasonable and competitive.

        Under our aircraft policy, our Chief Executive Officer is permitted to use our leased aircraft for personal use so long as the incremental cost to Staples is treated as compensation income to our Chief Executive Officer. Subject to prior approval of our Chief Executive Officer and similar compensation treatment, other named executive officers may also use our leased aircraft for personal use. There was no personal use of our leased aircraft during our 2007 fiscal year.

        We reimburse each named executive officer, other than our Chief Executive Officer, up to $5,000 each year for tax, estate or financial planning services or advice from a pre-approved list of service providers that must not include our outside auditors. Our Chief Executive Officer is reimbursed up to $50,000 each year for these services. The Compensation Committee annually reviews the amounts paid under this policy for compliance.

The Compensation Committee's Processes

        The Compensation Committee has established a number of processes to help ensure that our executive compensation program meets the objectives described at the beginning of this Compensation Discussion and Analysis.

Independent Compensation Consultant

        Our Compensation Committee Charter authorizes the Compensation Committee to engage independent legal and other advisors and consultants as it deems necessary or appropriate to carry out its responsibilities. Accordingly, in our 2007 fiscal year, the Compensation Committee retained, pursuant to a written agreement, Exequity LLP as an independent advisor reporting to the Compensation Committee to advise on and assist with executive compensation matters. From 2002 through 2006, the Compensation Committee had engaged Hewitt Associates LLC. In early 2007, the principal consultant to the Compensation Committee since 2002 joined Exequity, and after careful consideration of several factors, including quality of advice, independence issues, knowledge of Staples' practices, and cost, the Compensation Committee decided to maintain its relationship with its principal consultant and switch service providers to Exequity. Under the terms of Exequity's agreement, Exequity is responsible for, among other matters:

  •
  Reviewing total compensation strategy and pay levels for executives;

  •
  Performing competitive analyses of outside board member compensation;

  •
  Examining all aspects of executive compensation programs to ensure that they support the business strategy;

  •
  Preparing for and attending selected Compensation Committee and board meetings;

  •
  Supporting the Compensation Committee in staying current on the latest legal, regulatory and/or accounting considerations affecting executive compensation and benefit programs; and

  •
  Providing general counsel and advice to the Compensation Committee with respect to all compensation decisions pertaining to the Chief Executive Officer and all compensation recommendations submitted by management.

        During our 2007 fiscal year, the independent consultant advised, and frequently made recommendations to, the Compensation Committee on compensation matters for all officers and directors as requested by management or the Compensation Committee, advised on and made recommendations on all matters pertaining to compensation of our Chief Executive Officer, including his retention award, and regularly met with the Compensation Committee in executive session without the presence of management. Consistent with the terms of the written agreement, Exequity has, with the knowledge and consent of the Compensation Committee, provided advice and expertise to management on matters to be presented by management to the Compensation Committee, and Exequity has not performed services for Staples that were unrelated to Committee-related executive compensation matters. During 2007, Exequity assisted management by providing experience based executive market data related to executive and non-executive positions. Most of the data reviewed by the Compensation Committee is generated by management and reviewed and advised upon by the compensation consultant. The principal consultant from Exequity attended all Compensation Committee meetings during our 2007 fiscal year.

Benchmarking

        Generally in September of each year, the Compensation Committee reviews compensation for our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer relative to marketplace norms and practices by comparing current proxy statement data. The compensation of our other named executive officers is reviewed relative to the marketplace by reviewing salary survey data since comparable proxy data is not available for the relevant positions. This analysis is intended to inform the Compensation Committee as to whether any changes to the compensation program are needed, and based on the findings and the urgency of the suggested changes, if any, changes are typically implemented between September and the following March when compensation is set for the next fiscal year.

        The Compensation Committee evaluates the competitiveness of our compensation relative to a core peer group of eight retail companies and an expanded peer group that includes five additional retailers. The core peer group represents those companies with whom we compete most closely for customers and/or executive talent, and the expanded peer group includes five other retailers that we compete with less directly but when combined with the core peer group provide a broader view of the retail market. Throughout this Compensation Discussion and Analysis, we refer to the core retail peer group and expanded retail peer group described above collectively as our "peer groups." Our peer groups are as follows:

Core Retail Peer Group	Expanded Retail Peer Group
Best Buy Co., Inc.	Core Retail Peer Group plus:
Circuit City Stores, Inc.	Autozone, Inc.
The Gap, Inc.	Costco Wholesale Corporation
The Home Depot, Inc.	Kohl's Corporation
Lowe's Companies, Inc.	Limited Brands, Inc.
Office Depot, Inc.	Target Corporation
OfficeMax Incorporated
The TJX Companies, Inc.

In addition, the Compensation Committee considers data from a general industry group comprised of 70 to 79 companies with executives with comparable positions and responsibilities and annual revenues between $15 and $30 billion.

        In September 2007, for our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, the Compensation Committee compared each element of compensation to the peer group and general industry data, with a focus on total direct compensation and total cash compensation. Total direct compensation was reviewed in two ways. First, the paper value of total direct compensation was analyzed by, at the date the data was analyzed, taking the sum of the base salary, annual cash bonus, "in the money" value of annual stock option grants, and the value of restricted stock awards or other long term incentives. Second, the Black Scholes value of total direct compensation was analyzed by taking the sum of base salary, annual cash bonus, Black Scholes value of annual stock options as reported by Equilar, the value of the restricted stock awards as reported by Equilar, and the value of long term incentive grants at target as reported by Equilar. In addition, the Compensation Committee reviewed the 2006 compensation levels of the Presidents of North American Delivery and U.S. Retail by comparing their total direct compensation and total cash compensation to salary survey data.

        Based on its review of 2006 data, the Compensation Committee determined that:

  •
  Our Chief Executive Officer's total direct compensation for 2006 was between the 59th and 82nd percentiles across our peer groups and general industry group, and his total cash compensation for 2006 approximated the market median for our peer groups and was at the 33rd percentile of our general industry group.

  •
  Our Chief Financial Officer's total direct compensation was between the 76th and 87th percentiles across our peer groups and general industry group, and his total cash compensation approximated the market median for our peer groups and general industry group.

  •
  Our Chief Operating Officer's total direct compensation was between the 47th and 77th percentiles across our expanded peer group and general industry group, and his total cash compensation was below the 25th percentile across our peer groups and general industry group.

  •
  Our Presidents of North American Delivery and U.S. Retail had total direct compensation that exceeded the 75th percentile and total cash compensation that approximated the median for the applicable survey data.

        To ensure that our relative market performance was taken into account, the Compensation Committee also evaluated our three year (2004-2006) performance in terms of earnings per share compound annual growth rate (CAGR), average return to stockholders and return on invested capital (ROIC) compound annual growth rate against our peer groups. The following table illustrates, on a percentile basis, Staples' performance relative to the core peer group and expanded peer group over the three year period.

	3-Year EPS CAGR	3-Year Avg Return	3-Year ROIC CAGR
Staples	19.5%	13.8%	50.0%
Percentile relative to Core Peer Group (8)	48	66	>90
Percentile relative to Expanded Peer Group (13)	54	49	79

        The Compensation Committee reviewed the 2006 compensation levels of the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer in view of these findings and determined that such levels were consistent with our three year performance data relative to our peer groups, particularly given our compensation program's focus on median based cash compensation and pay for performance driven total direct compensation. Specifically, the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer all received total direct compensation that was generally between the median and 75th percentile of the peer groups and general industry group. The Compensation Committee took into consideration that, in comparison to the market data, our Chief Financial Officer's role is generally more significant and broader in scope due to his wide ranging duties and role as Vice Chairman. The Compensation Committee also took into account that the data related to the Chief Operating Officer position is limited, with only four matches against our expanded peer group, and that the more relevant data is provided by the survey of general industry companies with annual revenues of between $15 and $30 billion. In terms of total cash compensation, the fact that this amount approximated the median for both the Chief Executive Officer and Chief Financial Officer was generally to be expected given our compensation program design, and the below median standing for the Chief Operating Officer was also expected given the limited comparable data, his limited tenure with Staples and in his recently expanded role and the responsibilities of his position within Staples and in comparison to other chief operating officers.

        The Compensation Committee also compared total cash compensation and total equity value provided to our Chief Executive Officer and our Chief Financial Officer over the most recent three year period (fiscal 2004-2006) relative to the comparative performance of our peer groups. Equity value provided was examined both from a paper value and Black Scholes perspective. The paper value is the current value of the equity granted during the three year period and is the sum of the "in the money" value of stock options and the value of the restricted stock awards and actual long term incentive payouts over the three year period. The Black Scholes value is the value of the equity grants at the time of issuance and is the sum of the Black Scholes value of annual stock options as reported by Equilar, the value of the restricted stock awards, and the value of long term incentive grants at target as reported by Equilar. Based on this review, the Compensation Committee determined that the aggregate of total cash compensation and equity value provided to our Chief Executive Officer and Chief Financial Officer during such three year period was appropriate in relation to our performance, in that:

  •
  Our Chief Executive Officer's cash compensation and total equity value approximated the 75th percentile of our peer groups.

  •
  Our Chief Financial Officer's cash compensation approximated the 75th percentile of our peer groups, and the total equity value was above the 90th percentile of our core peer group and at the 87th percentile of our expanded peer group.

        The above analysis provided the Compensation Committee with general affirmation that its compensation decisions were aligned with the marketplace and our compensation goals and had achieved the Compensation Committee's desired objectives of aligning compensation with short and long term business objectives and motivating and rewarding outstanding performance. As a result of the above analysis, the Compensation Committee did not make any changes to the compensation packages of our named executive officers for 2007.

Tally Sheets

        The Compensation Committee reviews all components of compensation for our Chief Executive Officer and the other named executive officers, including salary, bonus, current value of all stock options and restricted shares outstanding, the dollar value and cost to us of all perquisites and benefits and the projected payout obligations under our Supplemental Executive Retirement Plan and under potential retirement, termination, severance, and change-in-control scenarios. The Compensation Committee reviews this information to fully understand the financial impact of each of these scenarios to Staples and to the executive. A tally sheet detailing the above components and scenarios with their respective dollar amounts was prepared by management for each of our named executive officers and reviewed by the Compensation Committee in March 2007. The tally sheets were prepared based on compensation data as of the end of fiscal 2006 and assumed that the various scenarios occurred at the end of fiscal 2006. Similar tally sheet information with respect to our 2007 fiscal year is presented under the heading "Potential Payments Upon Termination or Change-in-Control." Based on this review and the views of the Compensation Committee's independent compensation consultant, the Compensation Committee found the total compensation for each of our named executive officers under these various scenarios to be reasonable after taking into account many factors, including, but not limited to, the contributions of the executive to Staples, the financial performance of Staples, the marketplace, the particular contemplated scenario and the guidance provided by the compensation consultant.

Input from Management

        Certain officers within our Human Resources department regularly attend Compensation Committee meetings to provide information and recommendations regarding our executive compensation program, including the Executive Vice President of Human Resources and Vice President of Compensation, Benefits and HR Planning. Among other things, these officers present our Chief Executive Officer's recommendations regarding any change in the base salary, bonus, equity compensation, goals related to performance based cash or equity compensation and other benefits of other executive officers and these officers also compile other relevant data at the request of the Compensation Committee. The Chief Executive Officer's recommendations are based in part on the results of annual performance reviews of the other named executive officers. The Compensation Committee is not bound by such recommendations, but generally takes them into consideration before making final determinations about the compensation of executive officers other than our Chief Executive Officer. The Chief Executive Officer, at the discretion of the Compensation

Committee, may be invited to attend all or part of any Compensation Committee meeting to discuss compensation matters pertaining to the other named executive officers. The Chief Executive Officer did not attend any of the meetings in 2007. The Compensation Committee generally meets in executive sessions with its independent compensation advisor without any member of management present when discussing compensation matters pertaining to our Chief Executive Officer.

        The Compensation Committee has delegated authority to the Chairman and Chief Executive Officer to grant stock options, restricted stock units and restricted stock to non-executive employees out of an annual pool of 600,000 shares. The annual pool is designed to be used to facilitate making new hire and retention grants and to reward special accomplishments and achievements of associates between quarterly Compensation Committee meetings. Awards from the annual pool that are granted by the Chairman and Chief Executive Officer are granted on the earlier of the first business day of the month that follows such approval or two business days after the Compensation Committee's next quarterly meeting. All of the awards from the annual pool that were granted by the Chairman and Chief Executive Officer in 2007 were subsequently ratified by the Compensation Committee.

Related Policies and Considerations

Employment, Termination of Employment and Change-In-Control Agreements

        We have not entered into any employment agreements with any of our named executive officers. We have entered into severance benefit agreements with each of our named executive officers, which are described under the heading "Potential Payments upon Termination or Change-in-Control" later in this proxy statement.

        Severance benefits agreements have historically been offered to our named executive officers in order to address competitive concerns when the named executive officers were recruited, by providing those individuals with a fixed amount of compensation that would offset the potential risk of leaving their prior employer or foregoing other opportunities in order to join Staples. In December 2006, the Compensation Committee had its independent compensation consultant conduct a benchmarking and best practice study of severance arrangement practices, including change in control protections, at Fortune 200 companies. The finding of the study was that our severance arrangements were deemed to be similar to those extended to senior executives at other leading companies in the external market.

        Each of the named executive officers has executed a Non-Competition and Non-Solicitation Agreement and a Confidentiality Agreement that cover the two year period subsequent to termination of his employment. Violation of any of the terms of these agreements entitles us to recover any severance payments and value received in connection with any equity awards.

Stock Ownership Guidelines

        Prior to the later of December 7, 2009 or five years after becoming an executive officer, each executive officer must hold shares of our common stock equal in value to at least a defined multiple of his or her salary as follows:

Position	Ownership Level
CEO	5×salary
CFO or COO	4×salary
President, North American Delivery	3×salary
President, U.S. Retail	3×salary
Other executive officers	2×salary

        All shares owned outright, unvested restricted stock and vested stock options are taken into consideration in determining compliance with these ownership guidelines. The value of stock options for this purpose is the excess of the market price of the underlying stock over the exercise price. Each of the named executive officers met our stock ownership guidelines in our 2007 fiscal year.

Tax and Accounting Implications

        Under Section 162(m) of the Internal Revenue Code, certain executive compensation in excess of $1 million paid to our Chief Executive Officer and our other officers whose compensation is required to be disclosed to our stockholders under the Securities Exchange Act of 1934 by reason of being among our four most highly compensated officers is not deductible for federal income tax purposes unless the executive compensation is awarded under a performance based plan approved by stockholders. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to our executive officers while maintaining compensation programs that support attraction and retention of key executives.

        Cash bonuses paid under the Executive Officer Incentive Plan for our 2003 through 2007 fiscal years, which was approved by stockholders at our 2003 Annual Meeting, stock options awarded under our stock option plans, which were also approved by stockholders, and the performance share awards granted in 2007 are performance based and are potentially deductible for us. Tenure-based restricted stock does not qualify for the performance based exception to Section 162(m), but the Compensation Committee believes that the retention benefit derived outweighs any tax benefit to us.

        The compensation that we pay to the named executive officers is expensed in our financial statements as required by U.S. generally accepted accounting principles. As one of many factors, the Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. Beginning with our 2006 fiscal year, we began accounting for stock-based compensation under our Amended and Restated 2004 Stock Incentive Plan and all predecessor plans in accordance with the requirements of FASB Statement No. 123(R).

Compensation Committee Report

        The Compensation Committee of Staples' Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
Martin Trust, Chairperson Arthur M. Blank Mary Elizabeth Burton Carol Meyrowitz

SUMMARY COMPENSATION TABLE

        The following table sets forth certain information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers of Staples at the end of our 2007 fiscal year, who we refer to collectively as the "named executive officers."

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)(3)	Option Awards ($) (2)(3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Ronald L. Sargent, Chairman & Chief Executive Officer	2007 2006	1,108,775 1,070,192	5,701,269 7,390,786	3,568,908 3,290,021	621,006 1,523,018	471,292 437,018	11,471,250 13,711,035
John J. Mahoney, Vice Chairman & Chief Financial Officer	2007 2006	671,450 650,435	1,501,345 3,487,939	2,538,509 2,610,511	225,640 554,619	192,223 178,595	5,129,167 7,482,099
Michael A. Miles, President & Chief Operating Officer	2007 2006	671,450 650,529	984,525 2,437,252	1,774,439 1,434,106	225,640 554,596	76,538 72,843	3,732,592 5,149,326
Joseph G. Doody, President, North American Delivery	2007 2006	520,883 504,333	1,009,995 1,611,098	1,719,352 754,174	252,145 447,715	119,454 118,433	3,621,829 3,435,753
Demos Parneros, President, U.S. Retail	2007 2006	520,533 500,379	569,210 1,694,507	722,485 580,290	106,744 306,760	81,068 90,930	2,000,040 3,172,866

(1)
Reflects the annual expense for restricted stock and performance share awards granted to the named executive officers. The fair value of these awards is based on the market price of our common stock on the date of grant. These restricted stock awards vest according to specific schedules, ranging from three to five years. The shares of restricted stock awarded to Messrs. Mahoney and Doody will fully vest prior to the scheduled vesting date upon their retirement or resignation under our rule of 65, should they leave Staples before the end of the applicable vesting period. Shares of our common stock covered by the performance share awards are issued at the end of a three year performance period if applicable performance objectives are met, and may be issued before the end of such period in certain circumstances following a change-in-control of Staples that are described under the caption "Accelerated Vesting of Awards" following the Grants of Plan-Based Awards for 2007 Fiscal Year table later in this proxy statement.

(2)
For options granted prior to May 1, 2005, the fair value for these options was estimated as of the date of grant using a Black-Scholes option-pricing model. For stock options granted on or after May 1, 2005, the fair value of each award is estimated as of the date of grant using a binomial valuation model. Additional information regarding the assumptions used to estimate the fair value of all stock option awards is included in Note H to Consolidated Financial Statements contained in our Annual Report on Form 10-K for our 2007 fiscal year. Except for the stock options awarded to Messrs. Mahoney and Doody in 2006 and 2007, each of the options vests ratably on an annual basis over a four-year period, provided that the option recipient continues to be employed by us on such dates. The stock options awarded to Messrs. Mahoney and Doody will fully vest prior to their scheduled vesting date upon their retirement or resignation under our rule of 65, should they leave Staples before the end of the applicable vesting period.

(3)
The amounts shown in the Stock Awards and Option Awards columns for 2007 represent the accounting expense that we recognized under FASB Statement No. 123(R) during our 2007 fiscal year for awards from our 2007 fiscal year and prior years, not the actual amounts paid to or realized by the named executive officers during our 2007 fiscal year. The FASB 123(R) amount as of the grant date for stock awards and stock options generally is spread over the number of months of service required for the grant to vest. The amount disclosed disregards estimates of forfeitures of awards that are otherwise included in our financial statement reporting for such awards.

(4)
Represents amounts earned under our Executive Officer Incentive Plan for our 2007 and 2006 fiscal years.

(5)
Includes the following items, as applicable to each named executive officer:

•
Contributions made on a matching basis pursuant to the terms of our 401(k) plan and Supplemental Executive Retirement Plan (SERP);

•
Dividend equivalents paid on shares of restricted stock;

•
Premiums paid under our executive life insurance, long-term disability and long-term care plans;

•
Economic benefit provided by prior premiums paid under a frozen executive split dollar plan;

•
Tax preparation services and reimbursement of taxes owed with respect to such services; and

•
Executive physical and registry program.

        The table below sets forth the dollar amounts that we paid for each applicable item listed above.

All Other Compensation

Name	Year	401(k)	SERP	Dividend Equivalents	Executive Life Insurance	Long- Term Disability	Long- Term Care	Split Dollar	Tax Services	Physical
Ronald L. Sargent	2007 2006	$2,250 2,200	$105,143 95,743	$130,993 132,000	$121,030 121,030	$28,903 28,903	$1,555 1,555	$27,547 21,913	$53,871 33,674	0 0
John J. Mahoney	2007 2006	2,250 2,200	48,965 40,394	29,302 28,050	69,174 69,174	8,825 8,825	1,883 1,883	23,240 19,485	8,584 8,584	0 0
Michael A. Miles	2007 2006	2,250 2,200	48,964 40,052	11,902 16,500	1,817 1,817	4,292 6,347	1,206 1,206	0 0	4,292 4,721	$1,815 0
Joseph G. Doody	2007 2006	2,250 2,200	38,683 30,464	6,715 18,157	46,481 46,481	0 0	1,796 1,796	13,095 10,751	8,584 8,584	1,850 0
Demos Parneros	2007 2006	2,250 2,200	33,017 29,330	6,706 24,750	17,749 17,749	6,128 6,128	1,206 1,206	5,428 4,503	8,584 5,064	0 0

GRANTS OF PLAN-BASED AWARDS FOR 2007 FISCAL YEAR

        The following table sets forth summary information regarding grants of plan-based awards made to the named executive officers for our 2007 fiscal year.

									All Other Stock Awards: Number of Shares of Stock or Units (#) (2)*	All Other Option Awards: Number of Securities Underlying Options (#) (3)*
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards*			Estimated Future Payouts Under Equity Incentive Plan Awards (1)*					Exercise or Base Price of Option Awards ($/Sh)
												Grant Date Fair Value of Stock and Option Awards (4)
Name	Grant Date	Committee Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald L. Sargent	2/5/2007 3/8/2007 3/8/2007 7/2/2007 7/2/2007	12/12/2006 3/6/2007 3/6/2007 6/11/2007 6/11/2007	103,948	1,385,969	2,771,938	87,426 187,500	97,140 281,250	194,280 375,000	375,000 69,640	557,653	24.42	$ $ $ $ $	2,550,896 9,795,000 9,795,000 1,700,609 4,249,316	(5) (6)
John J. Mahoney	2/5/2007 7/2/2007 7/2/2007	12/12/2006 6/11/2007 6/11/2007	37,769	503,588	1,007,175	39,908	44,342	88,684	31,789	254,557	24.42	$ $ $	1,164,421 776,287 1,939,724
Michael A. Miles	2/5/2007 7/2/2007 7/2/2007	12/12/2006 6/11/2007 6/11/2007	37,769	503,588	1,007,175	39,908	44,342	88,684	31,789	254,557	24.42	$ $ $	1,164,421 776,287 1,939,724
Joseph G. Doody	2/5/2007 7/2/2007 7/2/2007	12/12/2006 6/11/2007 6/11/2007	23,440	312,530	625,060	23,376	25,973	51,946	18,621	149,104	24.42	$ $ $	682,051 454,725 1,136,172
Demos Parneros	2/5/2007 7/2/2007 7/2/2007	12/12/2006 6/11/2007 6/11/2007	23,424	312,320	624,640	23,376	25,973	51,946	18,621	149,104	24.42	$ $ $	682,051 454,725 1,136,172

*
Equity awards are granted pursuant to our Amended and Restated 2004 Stock Incentive Plan. Non-equity awards are granted pursuant to our Executive Officer Incentive Plan.

(1)
The amounts shown reflect potential shares payable pursuant to performance share awards granted on February 5, 2007 for the 2007-2009 performance period. The threshold achievement payout is 90% of target and maximum achievement payout is 200% of target. Performance below a threshold level results in no payout. Management currently believes that it is likely that actual performance will fall below the threshold level, resulting in no payout under such performance share awards.

(2)
Unless otherwise noted, the restricted stock vests 50% on the second anniversary of the date of grant and 100% on the third anniversary of the date of grant. The vesting of these restricted stock awards is accelerated in the circumstances described under the caption "Accelerated Vesting of Awards" below. Dividend equivalents will be paid in cash on the shares of restricted stock listed in the table to the same extent and at the same rate that cash dividends are paid on our outstanding shares of common stock.

(3)
Stock options vest 25% per year after the date of grant. The exercisability of the options is accelerated in the circumstances described under the caption "Accelerated Vesting of Awards" below.

(4)
The grant date fair value of the restricted stock granted on July 2, 2007 is $24.42 per share. The grant date fair value of the stock options granted on July 2, 2007 is $7.62 per share. The grant date fair value of the restricted stock granted on March 8, 2007 is $26.12 per share.

(5)
The share amounts shown for this award reflect potential shares payable pursuant to a performance share award for the 2007-2011 performance period. The threshold achievement payout is 50% of target and maximum achievement payout is 100% of target. Performance below a threshold level results in no payout.

(6)
The restricted stock vests in full on March 8, 2012, subject to accelerated vesting in the circumstances described under the caption "Compensation Discussion and Analysis — 2007 Retention Award to CEO."

Accelerated Vesting of Awards

        Under certain circumstances the vesting or payout of stock option, restricted stock and performance share awards may be accelerated as follows.

  •
  Rule of 65.  If the named executive officer retires or resigns and the sum of his age (minimum age of 55) and years of service equals or exceeds 65, then all restricted stock and stock option awards granted after June 30, 2004 vest in full. Any payouts under any outstanding performance share awards will be based on actual results at the end of the applicable performance period as if the named executive officer were employed throughout such period. Once the named executive officer meets the requirements of our Rule of 65, a number of unvested shares of restricted stock that is sufficient to satisfy any tax obligations triggered by such event will vest.

  •
  Death or Disability.  All restricted stock and stock options vest in full upon the named executive officer's death or disability. Any payouts under any outstanding performance share awards will be based on actual results at the end of the applicable performance period as if the named executive officer were employed throughout such period.

  •
  Change-in-Control.  Under our non-qualified stock option agreement, a change-in-control would result in a partial vesting acceleration of outstanding options, and a termination without cause (or resignation for good reason) within one year after a change-in-control would result in acceleration of vesting of all outstanding options. Under our restricted stock award agreement, a change-in-control would result in acceleration of vesting of all outstanding restricted shares if (1) the change-in-control results in the named executive officer not being offered employment by the surviving corporation under certain conditions or (2) within one year following the change-in-control, the named executive officer is terminated without cause (or resigns for good reason). Under our performance share award agreement, a change-in-control would result in the number of shares associated with target performance objectives being issued before the end of the performance period if (a) the named executive officer does not accept employment with the surviving corporation upon the change-in-control or (b) within one year after the change-in-control, the named executive officer is terminated without cause (or resigns for good reason).

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR END

        The following table sets forth summary information regarding the outstanding equity awards granted to each of the named executive officers as of the end of our 2007 fiscal year.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#) (3)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Ronald L. Sargent	0 107,812 262,500 393,750 525,000 525,000 37,500 1,125,000 412,500 281,250 337,500 281,250 337,500 151,875	557,653 323,438 262,500 131,250 0 0 0 0 0 0 0 0 0 0	24.42 24.50 21.29 19.12 12.88 10.6266 13.46 11.60 9.7466 9.9583 10.25 9.375 20.625 19.4166	7/2/2017 7/3/2016 6/30/2015 7/1/2014 7/31/2013 8/31/2012 3/31/2012 1/3/2012 8/5/2011 10/18/2010 7/31/2010 7/6/2010 7/31/2009 1/31/2009	69,640 375,000 76,700	(6)	1,666,485 8,973,750 1,835,431	87,426 187,500 124,200	(5) (7) (8)	2,324,560 6,730,313 2,972,106

John J. Mahoney	0 57,712 75,000 112,500 150,000 150,000 150,000 157,500 135,000 135,000	254,557 173,142 75,000 37,500 0 0 0 0 0 0	24.42 24.50 21.29 19.12 12.88 10.6266 9.7466 9.9583 10.25 20.625	7/2/2017 7/3/2016 6/30/2015 7/1/2014 7/31/2013 8/31/2012 8/5/2011 10/18/2010 7/31/2010 7/31/2009	31,789 41,041	760,711 982,111	39,908 56,700	(5) (8)	1,061,104 1,356,831
Michael A. Miles	0 57,712 112,500 168,750 225,000	254,557 173,142 112,500 56,250 0	24.42 24.50 21.29 19.12 16.2666	7/2/2017 7/3/2016 6/30/2015 7/1/2014 10/31/2013	31,789 41,041	760,711 982,111	39,908 56,700	(5) (8)	1,061,104 1,356,831
Joseph G. Doody	0 32,541 37,500 56,250 75,000 75,000 150,000 28,700 7,095	149,104 97,627 37,500 18,750 0 0 0 0 0	24.42 24.50 21.29 19.12 12.88 10.6266 13.3333 9.7466 8.0679	7/2/2017 7/3/2016 6/30/2015 7/1/2014 7/31/2013 8/31/2012 4/3/2012 8/5/2011 7/31/2010	18,621 23,125	445,601 553,381	23,376 33,210	(5) (8)	621,534 794,715
Demos Parneros	0 32,541 37,500 56,250 75,000 75,000 9,499 75,000 18,000 13,500 1,702 18,000 13,500 1,648 18,000 27,000	149,104 97,627 37,500 18,750 0 0 0 0 0 0 0 0 0 0 0 0	24.42 24.50 21.29 19.12 12.88 10.6266 13.3533 13.26 9.7466 9.9583 8.0679 10.25 9.375 10.10 20.625 13.3888	7/2/2017 7/3/2016 6/30/2015 7/1/2014 7/31/2013 8/31/2012 5/31/2012 5/29/2012 8/5/2011 10/18/2010 7/31/2010 7/31/2010 7/6/2010 4/27/2010 7/31/2009 7/31/2008	18,621 23,125	445,601 553,381	23,376 33,210	(5) (8)	621,534 794,715

(1)
Stock options vest 25% per year after the date of grant, subject to accelerated vesting in the circumstances described under the caption "Accelerated Vesting of Awards" following the Grants of Plan-Based Awards for 2007 Fiscal Year table above.

(2)
The Expiration Date is the tenth anniversary of the date of grant.

(3)
Unless otherwise noted, restricted stock vests 50% two years after the date of grant and 100% three years after the date of grant, subject to accelerated vesting in the circumstances described under the caption "Accelerated Vesting of Awards" following the Grants of Plan-Based Awards for 2007 Fiscal Year table above.

(4)
Based on the fair market value of our common stock on February 2, 2008 ($23.93 per share).

(5)
Threshold payout of performance share award that vests subject to satisfaction of performance objectives for the 2007-2009 performance period, with a vesting date in March 2010.

(6)
Restricted stock award vesting in full on March 8, 2012, subject to accelerated vesting in the circumstances described under the caption "Compensation Discussion and Analysis—2007 Retention Award to CEO."

(7)
Threshold payout of performance share award that vests subject to satisfaction of performance objectives for the 2007-2011 performance period, with a vesting date in March 2012.

(8)
Threshold payout of performance share award that vests subject to satisfaction of performance objectives for the 2006-2008 performance period, with a vesting date in March 2009.

OPTION EXERCISES AND STOCK VESTED DURING 2007 FISCAL YEAR

        The following table summarizes the option exercises and vesting of stock awards for each of the named executive officers during our 2007 fiscal year.

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($) (2)
Ronald L. Sargent	1,266,875	13,177,402	150,000	3,775,500
John J. Mahoney	877,500	10,232,264	99,289	2,401,194
Michael A. Miles	0	0	75,000	1,887,750
Joseph G. Doody	75,000	384,990	37,500	943,875
Demos Parneros	74,250	1,422,519	37,500	943,875

(1)
Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

(2)
Represents the fair market value of the stock award on the date of vesting.

NONQUALIFIED DEFERRED COMPENSATION FOR 2007 FISCAL YEAR

        The following table sets forth summary information with respect to each of the named executive officers regarding contributions to our Supplemental Executive Retirement Plan (SERP) for our 2007 fiscal year.

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)*	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Ronald L. Sargent	351,881	105,143	105,442	0	2,800,230
John J. Mahoney	98,085	48,965	29,536	0	1,007,773
Michael A. Miles	49,042	48,964	12,923	0	305,930
Joseph Doody	484,299	38,683	(37,366)	0	3,165,986
Demos Parneros	41,365	33,017	22,704	0	434,265

    *
    These contribution amounts are included in the All Other Compensation column of the Summary Compensation Table included in this proxy statement.

        Our SERP is a non-qualified deferred compensation plan which is generally intended to provide comparable benefits above the applicable limits of our 401(k) qualified plan. Our SERP provides similar investments to our 401(k) plan which consist of 11 investment options as well as 3 asset allocation portfolios. Eligible executives, including the named executive officers, may contribute up to 100% of their base salary and bonus and will receive matching contributions in cash equal to 100% of each dollar saved, up to a maximum of 4% of base salary and bonus. The matching contributions are credited at an interest rate established at the beginning of each year, which is based upon the declared crediting rate on life insurance policies designated by the plan administrator to fund the plan. For 2007, the annual interest rate was 5.32%. The matching contributions generally vest 20% per year during the first five years of service based on hours worked during a calendar year. After five years of service, participants are fully vested in all matching contributions. All of the named executive officers other than Mr. Miles have been employed by us for more than five years and are therefore fully vested in their SERP balances. Benefits generally are paid to the participant in accordance with a predefined distribution schedule based on the requirements of Section 409A under the Internal Revenue Code.

Potential Payments Upon Termination or Change-in-Control.

        The tables below show the estimated incremental value transfer to each named executive officer under various scenarios relating to a termination of employment. The tables below and the discussion that follows assume that such termination occurred on February 1, 2008. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are available to associates generally.

Fiscal 2007 Termination and Change-in-Control Scenarios

	Retirement or Resignation	Termination for Cause	Termination Without Cause	Resignation for Good Reason	Termination Following Change- in-Control	Change- in-Control Only	Death or Disability
Ronald L. Sargent
Cash Severance Payment	$0	$0	$5,280,155	$5,280,155	$7,920,233	$0	$0
Value of Accelerated Vesting of Equity Compensation	$0	$0	$13,799,979	$0	$26,157,191	$12,688,293	$26,157,191
SERP Lump Sum Value Payout	$2,800,230	$2,800,230	$2,800,230	$2,800,230	$2,800,230	$0	$2,800,230
Continuation of Benefits	$0	$0	$259,453	$259,453	$390,475	$0	$630,418
Life Insurance Payout	$0	$0	$0	$0	$0	$0	$0
Survivor Death Benefit Payout	$0	$0	$0	$0	$0	$0	$5,004,000
Excise and 409A Tax (Grossed-up)	$0	$0	$0	$0	$0	$0	$0
Total	$2,800,230	$2,800,230	$22,139,817	$8,339,838	$37,268,129	$12,688,293	$34,591,839

	Retirement or Resignation	Termination for Cause	Termination Without Cause or Resignation for Good Reason	Termination Following Change- in-Control	Change- in-Control Only	Death or Disability
John J. Mahoney
Cash Severance Payment	$0	$0	$1,766,279	$2,355,039	$0	$0
Value of Accelerated Vesting of Equity Compensation	$3,962,228	$0	$3,962,228	$3,962,228	$2,663,288	$3,962,228
SERP Lump Sum Value Payout	$1,007,773	$1,007,773	$1,007,773	$1,007,773	$0	$1,007,773
Continuation of Benefits	$10,254	$10,254	$126,768	$166,112	$0	$0
Life Insurance Payout	$0	$0	$0	$0	$0	$2,020,200
Survivor Death Benefit Payout	$0	$0	$0	$0	$0	$2,356,900
Total	$4,980,255	$1,018,027	$6,863,048	$7,491,152	$2,663,288	$9,347,101

Michael A. Miles
Cash Severance Payment	$0	$0	$1,742,397	$2,323,197	$0	$0
Value of Accelerated Vesting of Equity Compensation	$0	$0	$0	$4,879,078	$2,710,587	$4,879,078
SERP Lump Sum Value Payout	$296,137	$296,137	$296,137	$296,137	$0	$305,930
Continuation of Benefits	$0	$0	$15,478	$21,144	$0	$0
Life Insurance Payout	$0	$0	$0	$0	$0	$1,500,000
Survivor Death Benefit Payout	$0	$0	$0	$0	$0	$2,356,900
Total	$296,137	$296,137	$2,054,012	$7,519,556	$2,710,587	$9,041,908

Joseph G. Doody
Cash Severance Payment	$0	$0	$885,803	$1,328,705	$0	$0
Value of Accelerated Vesting of Equity Compensation	$0	$0	$0	$2,692,720	$1,551,850	$2,692,720
SERP Lump Sum Value Payout	$3,165,986	$3,165,986	$3,165,986	$3,165,986	$0	$3,165,986
Continuation of Benefits	$0	$0	$51,684	$77,673	$0	$0
Life Insurance Payout	$0	$0	$0	$0	$0	$1,567,200
Survivor Death Benefit Payout	$0	$0	$0	$0	$0	$1,671,680
Total	$3,165,986	$3,165,986	$4,103,473	$7,265,084	$1,551,850	$9,097,586

Demos Parneros
Cash Severance Payment	$0	$0	$823,934	$1,235,901	$0	$0
Value of Accelerated Vesting of Equity Compensation	$0	$0	$0	$2,692,720	$1,551,850	$2,692,720
SERP Lump Sum Value Payout	$434,265	$434,265	$434,265	$434,265	$0	$434,265
Continuation of Benefits	$0	$0	$26,097	$39,377	$0	$0
Life Insurance Payout	$0	$0	$0	$0	$0	$1,567,200
Survivor Death Benefit Payout	$0	$0	$0	$0	$0	$1,671,680
Total	$434,265	$434,265	$1,284,296	$4,402,263	$1,551,850	$6,365,865

Retirement or Resignation

        If a named executive officer who satisfies the conditions of our rule of 65 retires or resigns, all restricted stock and stock option awards granted to such named executive officer after June 30, 2004 will vest in full. Under our rule of 65, performance share awards held by such named executive officer will not be accelerated upon his retirement or resignation and the share payout, if any, will be based on actual results and occur at the end of the performance period as if he had been employed on such date. A named executive officer who satisfies the conditions of our rule of 65 may exercise any vested options within three years of his retirement or resignation. Our rule of 65 is described under the caption "Accelerated Vesting of Awards" following the Grants of Plan-Based Awards for 2007 Fiscal Year table earlier in this proxy statement. Only Mr. Mahoney has met the age and service requirements under our rule of 65 as of February 1, 2008. The value of accelerated vesting of equity compensation listed in the table above represents unvested restricted stock and stock option awards and unearned shares covered by performance share awards held by Mr. Mahoney. The named executive officer's benefits under our Supplemental Executive Retirement Plan (SERP), which include contributions by us and the named executive officer and any investment gains, generally will be paid in accordance with a predefined distribution schedule based on the requirements of Section 409A under the Internal Revenue Code. Mr. Mahoney's continuation of benefits represents the provision of long-term care coverage beginning at age 65 under a group long-term care insurance plan.

Termination for Cause

        In the event of a termination for cause, the named executive officer is entitled to his contributions and our matching contributions to our SERP and any investment gains on such contributions. Mr. Mahoney's continuation of benefits represents the provision of long-term care coverage beginning at age 65 under a group long-term care insurance plan.

Termination without Cause or Resignation for Good Reason — Severance Benefits Agreements

        We have entered into severance benefit agreements with each of the named executive officers that provide compensation following a termination without cause or resignation for good reason. The circumstances constituting cause or good reason are specifically described in the severance benefits agreements for the named executive officers, which are listed as exhibits to our most recent Annual Report on Form 10-K. In general,

  •
  a termination will be for cause if the named executive officer has willfully failed to perform his duties, breached any confidentiality or non-compete agreement with us, or engaged in misconduct that harms us; and

  •
  the named executive officer will have good reason to resign if we significantly diminish his authority or responsibilities, reduce his salary or eligibility for bonus and other benefits, or require that he relocate his office more than 50 miles following a change-in-control of Staples.

        Under the severance benefits agreements, following our termination of the named executive officer's employment without cause or the named executive officer's resignation for good reason:

  •
  Mr. Sargent is entitled to continuation of salary, bonus and certain health and welfare benefits for 24 months. If Mr. Sargent's severance payments become subject to additional tax under Section 409A of the Internal Revenue Code, we will reimburse Mr. Sargent for the amount of such tax (and any taxes on such reimbursement).

  •
  Messrs. Mahoney and Miles are entitled to continuation of salary, bonus and certain health and welfare benefits for 18 months.

  •
  Messrs. Doody and Parneros are entitled to continuation of salary, bonus and certain health and welfare benefits for 12 months.

        In addition, under Mr. Sargent's severance benefits agreement, if we terminate Mr. Sargent's employment without cause (but not if Mr. Sargent resigns for good reason), all of his stock options become exercisable in full and any restrictions on the vesting of his restricted stock awards lapse.

        The cash severance payments listed in the tables above represent the value of salary and bonus continuation to the named executive officers under the severance benefits agreements. The values of accelerated vesting of equity compensation listed in the tables above represent unvested restricted stock and stock option awards held by Messrs. Sargent and Mahoney, exclude the unearned shares covered by Mr. Sargent's performance share awards, and include the unearned shares covered by Mr. Mahoney's performance share awards. Mr. Sargent's unvested restricted stock and stock option awards are accelerated upon termination without cause pursuant to his severance benefits agreement, and his performance share awards are forfeited upon termination without cause or resignation for good reason. Under our rule of 65, Mr. Mahoney's unvested restricted stock and stock option awards are accelerated and the share payout, if any, under his performance share awards will be based on actual results and occur at the end of the performance period as if he had been employed throughout such period. Any vested stock options may be exercised by the named executive officer within three years following termination without cause or resignation for good reason. The named executive officer's benefits under our SERP, which include contributions by us and the named executive officer and any investment gains, generally will be paid in accordance with a predefined distribution schedule based on the requirements of Section 409A under the Internal Revenue Code. The continuation of benefits listed in the tables above include health, dental and executive life insurance coverage provided under the severance benefits agreements and, for Mr. Mahoney, the provision of long-term care coverage beginning at age 65 under a group long-term care insurance plan. The amounts listed are estimates based on the current policies in place after applying a reasonable benefit cost trend. The individual components comprising the continuation of benefits are set forth in the table below.

Continuation of Benefits — Termination without Cause or Resignation for Good Reason

Name	Health	Dental	Executive Life Insurance	Long-Term Care
Ronald L. Sargent	$16,450	$943	$242,060	0
John J. Mahoney	11,972	781	103,761	$10,254
Michael A. Miles	11,972	781	2,725	0
Joseph G. Doody	4,950	253	46,481	0
Demos Parneros	7,833	515	17,749	0

Termination Following Change-in-Control — Severance Benefits Agreements

        Under our severance benefits agreements with the named executive officers, if we terminate the named executive officer's employment without cause or the named executive officer resigns for good reason within two years following a change-in-control of Staples, the named executive officer would receive payments in addition to those triggered by a termination without cause or resignation for good reason. The circumstances constituting a change-in-control of Staples are specifically described in the severance benefits agreements for the named executive officers, which are listed as exhibits to our most recent Annual Report on Form 10-K. In general, a change-in-control will occur if another person becomes the owner of 30% or more of the combined voting power of our stock, there is an unwelcome change in a majority of the members of our Board of Directors, or our stockholders approve a merger with another entity in which our stockholders fail to own more than 75% of the combined voting power of the surviving entity. Upon a termination following a change-in-control, Mr. Sargent would receive an additional 12 months of salary, bonus, and certain health and welfare benefits, and each other named executive officer would receive an additional six months of salary, bonus and health and welfare benefits. Under the terms of Mr. Sargent's severance benefits agreement, we will also reimburse Mr. Sargent for any excise tax under section 280G of the Internal Revenue Code and any additional tax under section 409A of the Internal Revenue Code incurred in connection with a termination without cause or resignation for good reason following a change-in-control of Staples. In addition, the vesting or payout of the named executive officers' restricted stock awards, stock option awards and performance share awards is accelerated following a change-in-control, as described under the caption "Accelerated Vesting of Awards" following the Grants of Plan-Based Awards for 2007 Fiscal Year table earlier in this proxy statement.

        The cash severance payments listed in the tables above represent the value of salary and bonus continuation to the named executive officers under the severance benefits agreements. The values of accelerated vesting of equity compensation listed in the tables above represent unvested restricted stock and stock option awards held by the named executive officers and the unearned shares covered by their performance share awards. The named executive officer may exercise any vested options within three years of the termination date under our rule of 65 and otherwise within 6 months of the termination date. The named executive officer's benefits under our SERP, which include contributions by us and the named executive officer and any investment gains, generally will be paid in accordance with a predefined distribution schedule based on the requirements of Section 409A under the Internal Revenue Code. Our Board of Directors may also direct that any benefits under our SERP be distributed within 12 months of the change-in-control and that all participants are fully vested in their accounts. The continuation of benefits listed in the tables above include health, dental and executive life insurance coverage provided under the severance benefits agreements and, for Mr. Mahoney, the provision of long-term care coverage beginning at age 65 under a group long-term care insurance plan. The amounts listed are estimates based on the current policies in place after applying a reasonable benefit cost trend. The individual components comprising the continuation of benefits are set forth in the table below.

Continuation of Benefits — Termination Following Change-in-Control

Name	Health	Dental	Executive Life Insurance	Long-Term Care
Ronald L. Sargent	$25,928	$1,457	$363,090	0
John J. Mahoney	16,450	1,060	138,348	$10,254
Michael A. Miles	16,450	1,060	3,634	0
Joseph G. Doody	7,566	385	69,722	0
Demos Parneros	11,972	781	26,624	0

Change-in-Control Only

        Under our non-qualified stock option agreements with all of our associates, including the named executive officers, a change-in-control would result in a partial vesting acceleration of outstanding options. Specifically, the vesting schedule of such options would accelerate such that an additional 25% of the underlying shares would become immediately exercisable and the remaining unvested shares would vest ratably on each vesting date following such change-in-control. The circumstances constituting a change-in-control of Staples are specifically described in our form of non-qualified stock option agreement, which is listed as an exhibit to our most recent Annual Report on Form 10-K. In general, a change-in-control will occur if another person becomes the owner of 30% or more of the combined voting power of our stock, there is an unwelcome change in a majority of the members of our Board of Directors, or our stockholders approve a merger with another entity in which our stockholders prior to the merger fail to own more than 75% of the combined voting power of the surviving entity.

Death or Disability

        If the termination is due to the named executive officer's death, his beneficiaries or estate would be entitled to a lump sum payment from our life insurance carrier, payments from our survivor benefit plan and a lump sum payment under our SERP which, for Mr. Miles, would include otherwise unvested amounts. Payments under our survivor benefit plan would be made monthly over a period of three years. Mr. Sargent's life insurance coverage is in the form of a second-to-die policy providing for payments upon his death only if his wife's death precedes his or occurs at the same time. For purposes of the table above, we have assumed that payments under this policy (which would amount to approximately $12,690,000) are not triggered. In the event that Mr. Sargent were to die first, we would continue to pay the executive life insurance premiums needed to support the $12,690,000 death benefit.

        If the termination is due to the named executive officer's disability, he would be entitled to receive a distribution from our SERP which, for Mr. Miles, would include otherwise unvested amounts, generally in accordance with a predefined distribution schedule based on the requirements of Section 409A under the Internal Revenue Code. The named executive officer would also be entitled to receive disability payments from our disability carriers, if the named executive officer has enrolled in such policy. Disability coverage is generally designed to replace 60% of the named executive officer's compensation up to $400,000 for Mr. Doody and up to $600,000 for each of the other named executive officers. In addition, executive life insurance premiums will be continued to age 65 as necessary to support the life insurance coverage in place at the time of disability.

        Termination due to death or disability would result in vesting acceleration of certain equity awards, which is described under the caption "Accelerated Vesting of Awards" following the Grants of Plan-Based Awards for 2007 Fiscal Year table earlier in this proxy statement. The values of accelerated vesting of equity compensation listed in the tables above represent unvested restricted stock and stock option awards held by the named executive officers and the unearned shares covered by their performance share awards. In general, any vested stock options may be exercised by the named executive officer or his estate within one year following termination for death or disability.

Agreements Affecting Payments

        Each of the named executive officers has executed a Non-Competition and Non-Solicitation Agreement and a Confidentiality Agreement that cover the two year period subsequent to termination of his employment. Violation of any of the terms of these agreements entitles us to recover any severance payments and value received in connection with any equity awards. In addition, if a named executive officer is terminated for cause or we determine within 6 months of a named executive officer's resignation that his prior conduct warranted termination for cause, any vested equity awards will be forfeited and we may recover any profit earned upon the sale or other transfer by the named executive officer of any vested equity awards.

Securities Authorized for Issuance under Equity Compensation Plans

        The following table provides information about the securities authorized for issuance under our equity compensation plans as of February 2, 2008. The equity compensation plans under which we may grant additional equity awards consist of the Amended and Restated 2004 Stock Incentive Plan, the Amended and Restated 1998 Employee Stock Purchase Plan, the Amended and Restated International Employee Stock Purchase Plan, and the 1997 United Kingdom Savings Related Share Option Plan.

EQUITY COMPENSATION PLAN INFORMATION AT 2007 FISCAL YEAR END

Plan category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) (1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (2) (c)
Equity compensation plans approved by security holders	53,736,777	(3)	$16.99	19,024,593	(4)
Equity compensation plans not approved by security holders	91,314	(5)	13.66	1,619,277	(6)

Total	53,828,091		$16.98	20,643,870

(1)
Weighted-average exercise price calculation excludes outstanding performance share awards and includes restricted stock units that do not have an exercise price. Excluding restricted stock units, the weighted-average exercise price of outstanding options, warrants and rights would be $17.93 for equity compensation plans approved by security holders, $13.66 for equity compensation plans not approved by security holders and $17.92 for all equity compensation plans.

(2)
Does not include up to a maximum of approximately 48,600,000 additional shares that may become available for issuance under the Amended and Restated 2004 Stock Incentive Plan through the expiration, termination, surrendering, cancellation, forfeiture or settlement of options or restricted stock awards granted under the

  Amended and Restated 1992 Equity Incentive Plan (the "1992 Plan"), as provided in the Amended and Restated 2004 Stock Incentive Plan. In addition to being available for future issuance upon exercise of options that may be granted after February 2, 2008, one-half of the total number of shares of common stock covered by the Amended and Restated 2004 Stock Incentive Plan (including any shares that may become available through the 1992 Plan, as described above) may be granted in the form of restricted stock or other stock-based awards other than options or stock appreciation rights.

(3)
Issued pursuant to our Amended and Restated 1990 Director Stock Option Plan, the 1992 Plan and our Amended and Restated 2004 Stock Incentive Plan. With respect to these three plans, we continue to grant equity awards only under the Amended and Restated 2004 Stock Incentive Plan. Includes a number of shares estimated as of our 2007 fiscal year end that are issuable under performance share awards described under the heading "Long-Term Equity Incentives" in the Compensation Discussion and Analysis section of this proxy statement.

(4)
Includes 1,971,262 shares issuable under our Amended and Restated 1998 Employee Stock Purchase Plan and 302,537 shares issuable under our Amended and Restated International Employee Stock Purchase Plan, of which 611,590 shares and 127,207 shares, respectively, are issuable in connection with the current offering period that ends on June 30, 2008, assuming that our associates enroll to the same extent they did during the offering period that ended on December 31, 2007 and based on a fair market value of $22.20 per share for our common stock on January 2, 2008 (the first business day of the current offering period). In the event the fair market value of our common stock is less than $22.20 per share on June 30, 2008, we will issue additional shares for the current offering period.

(5)
Issuable pursuant to our 1997 United Kingdom Company Share Option Plan. We no longer grant equity awards under the 1997 United Kingdom Company Share Option Plan.

(6)
Includes 1,619,277 shares issuable under our 1997 United Kingdom Savings Related Share Option Plan, of which 12,500 shares are issuable in connection with the current outstanding options assuming associates elect to use all of their savings under that plan to purchase our common stock.

  1997 United Kingdom Savings Related Share Option Plan

        In August 1997, our Board of Directors adopted the 1997 United Kingdom Savings Related Share Option Plan (the "UK Savings Plan"), pursuant to which an aggregate of 1,687,500 shares of common stock may be issued to eligible associates whose employment relationship with Staples or a participating subsidiary is subject to United Kingdom income tax law. The UK Savings Plan, which was approved by the Department of Inland Revenue of the United Kingdom in December 1997, is designed to encourage eligible associates to save money and purchase shares of our common stock at a discounted price. We filed the UK Savings Plan with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-K for the fiscal year ended February 1, 2003.

        Each associate, including an officer or director who is also an associate, may participate in the UK Savings Plan, provided he or she is eligible to participate in such plan under applicable United Kingdom tax law and (1) has been employed by us or a participating subsidiary for at least 90 continuous days on the invitation date or (2) is designated by our Board of Directors as an eligible associate.

        The UK Savings Plan, which is implemented through invitations, provides eligible associates with the opportunity to make monthly deductions from their pay of between 5 British pounds and 250 British pounds over a three-year period for investment in an interest bearing tax-free account. The associates' savings are used to purchase our common stock at a discounted price equal to 15% less than the fair market value of our common stock on the invitation date. Subject to limited exceptions, at the end of the three-year period, associates have six months to decide whether to withdraw their savings and guaranteed bonus in cash, purchase our common stock at the discounted price, or buy some of our common stock at the discounted price and keep some of the cash accumulation.

        The UK Savings Plan is administered by our Board of Directors and the Compensation Committee of our Board of Directors. Our Board of Directors and our Compensation Committee have the authority to make rules and regulations for the administration of the UK Savings Plan. Pursuant to the terms of the UK Savings Plan, our Board of Directors has appointed the Compensation Committee to administer certain aspects of the UK Savings Plan. Our Board of Directors may at any time amend or terminate the UK Savings Plan as long as the amendment or termination does not prejudice the rights of any participant without the prior consent of such participant. The UK Savings Plan contains provisions relating to the exercise or disposition of options in the event of the illness, disability, retirement, or death of the associate or a change-in-control, reconstruction or winding up of Staples.

        Options can no longer be granted pursuant to the UK Savings Plan after August 2007. As of February 2, 2008, 119 associates have outstanding awards under the UK Savings Plan.

  1997 United Kingdom Company Share Option Plan

        In August 1997, our Board of Directors adopted the 1997 United Kingdom Company Share Option Plan (the "UK Option Plan"), pursuant to which stock options for up to 1,687,500 shares of our common stock could be granted to our associates and our subsidiaries' associates, other than executive officers and directors. On June 17, 2004, when our stockholders approved our Amended and Restated 2004 Stock Incentive Plan, we ceased granting stock options under the UK Option Plan. We used the UK Option Plan to compensate associates working in our United Kingdom businesses. Associates working in our United Kingdom businesses were also eligible to receive options under our stockholder-approved equity plans. We filed the UK Option Plan with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-K for the fiscal year ended January 31, 1998.

        The UK Option Plan was designed to be approved by the United Kingdom's Department of Inland Revenue so that associates would not be obligated to pay income tax on the difference between the exercise price of the option and fair market value of our common stock at the option's exercise date. The Department of Inland Revenue approved the UK Option Plan in January 1998. Participants in the UK Option Plan could be granted, in the aggregate over the life of the UK Option Plan, up to 30,000 British pounds of tax-advantaged options. Eligible associates could receive additional non-tax advantaged options under the UK Option Plan.

        The UK Option Plan is administered by our Board of Directors. Our Board of Directors is authorized to adopt, amend and repeal the administrative rules, guidelines and practices relating to the UK Option Plan and to interpret the provisions of the UK Option Plan. Our Board of Directors may amend, suspend or terminate the UK Option Plan at any time. As noted above, our Board terminated the UK Option Plan, effective June 17, 2004, with respect to future awards. Our Board of Directors has delegated to the Compensation Committee authority to administer certain aspects of the UK Option Plan.

        Our Board of Directors or the Compensation Committee selected the recipients of options under the UK Option Plan and determined (1) the number of shares of our common stock covered by such options, (2) the dates upon which such options become exercisable (which is typically 25% on the first anniversary of the date of grant and 2.083% monthly thereafter), (3) the exercise price of options (which may not be less than the fair market value of our common stock on the date of grant), and (4) the duration of the options (which may not exceed 10 years). With respect to options granted within the 30,000 British pound limit, preferential tax treatment generally may only be obtained on the exercise of the option if the option is exercised after the third and before the tenth anniversary of the date of grant and more than three years after the previous exercise of an option which has received preferential tax treatment.

        Our Board of Directors is required to make appropriate adjustments in connection with the UK Option Plan and any outstanding options under the UK Option Plan to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The UK Option Plan also contains provisions relating to the disposition of options in the event of a merger, consolidation, sale of all or substantially all of the assets, or liquidation of Staples.

        As of February 2, 2008, approximately 157 associates have outstanding awards under the UK Option Plan.

Compensation Committee Interlocks and Insider Participation

        During our 2007 fiscal year, Ms. Barnes, Mr. Blank, Ms. Burton, Ms. Meyrowitz and Mr. Trust served on the Compensation Committee and were independent directors during such service. Mr. Trust replaced Ms. Barnes on the Compensation Committee in June 2007 following her departure from our Board of Directors at our 2007 Annual Meeting, and Ms. Meyrowitz joined the Compensation Committee upon her initial election to our Board of Directors in December 2007. None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee. In addition, none of our executive officers has served as a member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based solely on our review of copies of reports filed by the directors, executive officers and beneficial owners of more than 10% of our common stock required to file such reports pursuant to Section 16(a) under the Securities Exchange Act of 1934, we believe that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 except that Mr. Mahoney filed a Form 5 on March 4, 2008 to report the sale of shares to Staples to satisfy tax withholding obligations associated with the vesting of restricted stock on December 19, 2007 required to be reported on a Form 4.

Securities and Exchange Commission Filings

        We file annual, quarterly and current reports, as well as other information with the Securities and Exchange Commission. You may read and copy any document that we file from the Securities and Exchange Commission at its Internet Web site at www.sec.gov or at its Public Reference Room at 100 F Street, N.E., Washington, DC 20549. If you would like to receive a copy of our Annual Report on Form 10-K for our 2007 fiscal year, or any of the exhibits listed therein, please call or submit a request in writing to Investor Relations, Staples, Inc., 500 Staples Drive, Framingham, MA 01702, telephone (800) 468-7751, and we will provide you with the Annual Report without charge, or any of the exhibits listed therein upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits).

APPENDIX A

Staples, Inc.
Executive Officer Incentive Plan
Fiscal Years 2008 - 2012

I.    Summary and Objectives

        Staples, Inc. ("Staples") has developed this Executive Officer Incentive Plan (the "Incentive Plan") to provide opportunities for Plan Participants (as defined below) to earn financial rewards for their role in ensuring that Staples meets its annual performance targets. The Incentive Plan aims to align the interests of the Plan Participants with those of our shareholders. Bonus awards are based on actual results measured against pre-established company financial objectives. Bonus awards are intended to provide a reward to Plan Participants and supplement the base salary program.

II.    Term of Plan

        The Incentive Plan will cover five fiscal years, beginning with the 2008 fiscal year (beginning February 3, 2008) and ending with the 2012 fiscal year (ending February 2, 2013). Each such fiscal year is referred to herein as a "Plan Year".

III.    Eligibility

        Provided that the Compensation Committee of the Board of Directors (the "Committee") determines that Staples meets the applicable performance objectives for a particular Plan Year, as set forth below, and all other eligibility requirements are met, the following guidelines will be used to determine Plan Participants' bonus award eligibility. Bonus awards are not guaranteed and will not be paid unless Staples meets the required objectives set forth in the Incentive Plan and the Committee authorizes the payment of bonus awards.

  A.    General Eligibility Requirements

        Each executive officer of Staples, within the meaning of the rules and regulations promulgated by the Securities and Exchange Commission, will be eligible to participate in the Incentive Plan, except that an executive officer whose employment terminates prior to the end of a Plan Year, other than as a result of permanent disability, death or retirement, will not be eligible to receive a bonus award under the Incentive Plan for that Plan Year (each a "Plan Participant").

  B.    Changes in Position

        A Plan Participant who changes from one position to another will be eligible for a prorated bonus award as follows:

          1.     A Plan Participant who transfers from an Incentive Plan eligible position into a position eligible for another bonus plan is eligible for a prorated bonus award under the Incentive Plan based on the number of days the associate was a Plan Participant during the applicable Plan Year. The associate's eligibility for a bonus for the new position, if any, will be determined in accordance with any applicable bonus plan for that position.

          2.     A Plan Participant who changes from one Incentive Plan eligible position to another, through a promotion, transfer or demotion, is eligible for a prorated bonus award for each position based on the number of days the associate held such position during the applicable Plan Year.

  C.    Leaves of Absence

        A Plan Participant who is on a company-approved leave of absence in excess of 90 days during a Plan Year will not be eligible for a bonus award for the portion of his or her leave over 90 days unless otherwise approved by the Committee.

  D.    Retirement, Disability or Death

        Retirement:    If a Plan Participant terminates his or her employment after attaining age 55 and if at the time of such termination of employment the sum of the years of service (as determined by the Board of Directors of Staples) completed by the associate plus the associate's age is greater than or equal to 65, the associate will be eligible for a prorated bonus award based on the number of days the associate was employed by Staples during the applicable Plan Year.

        Disability:    If a Plan Participant's employment is terminated due to permanent disability before the end of the Plan Year, the associate will be eligible for a prorated bonus award based on the number of days the associate was employed by Staples during the applicable Plan Year.

        Death:    If a Plan Participant's employment is terminated due to death before the end of the Plan Year, the associate will be eligible for a full year bonus award as if the associate had been employed by Staples for the entire Plan Year.

        In each case described above, no bonus (whether prorated or full) will be paid unless all of the applicable requirements set forth in the Incentive Plan are met, including without limitation that the Committee determines that Staples meets the applicable performance objectives for a particular Plan Year and authorizes the payment of bonus awards.

  E.    Employment and Compliance

        As described under "General Eligibility Requirements," a Plan Participant must be employed as of the last day of the Plan Year in order to be eligible for a bonus. If the employment of a Plan Participant terminates during a Plan Year for any reason other than retirement (as defined above), permanent disability or death, no bonus will be paid to the Plan Participant for that Plan Year.

        In addition, a Plan Participant must comply with all applicable state and federal regulations and Staples' policies (the "Compliance Requirements") in order to be eligible to receive a bonus award under the Incentive Plan. A Plan Participant who is terminated after the end of a Plan Year, but before bonus awards for such Plan Year are distributed, for violating any of the Compliance Requirements will not be eligible to receive a bonus award for such Plan Year.

IV.    The Plan

        Within 90 days after the beginning of each Plan Year, the Committee will establish specific performance objectives for the payment of bonus awards for that Plan Year. The performance objectives for each Plan Year will be based on one or more of the following measures: sales, earnings per share, return on net assets, return on equity and customer service levels. These performance objectives are intended to establish the benchmark of success for Staples. The Committee may determine that special one-time or extraordinary gains and/or losses, including without limitation as a result of certain acquisitions or divestitures and changes in accounting principles, should or should not be included in determining whether such performance objectives have been met. In addition, customer service target levels will be based on pre-determined tests of customer service levels, including without limitation scores on blind test ("mystery") shopping, customer comment card statistics, customer relations statistics (e.g., number of customer complaints), delivery response levels or customer satisfaction surveys conducted by a third party.

        For each Plan Year, a specified percentage (which may vary from Plan Year to Plan Year) of each Target Award (as defined below) will be based upon each of the performance objectives selected by the Committee for that Plan Year. For each of the performance objectives, a specified percentage of the portion of the Target Award that is based on that particular performance objective will be paid based on the level of performance achieved. Each performance objective has a threshold performance level that must be achieved for any of the bonus award to be paid for such objective. No bonus will be paid under the Incentive Plan for a Plan Year if the minimum earnings per share goal established for such Plan Year is not achieved, regardless of whether any other performance objective is achieved. The maximum bonus award payable to an executive officer for any Plan Year is $4 million. In addition, the Committee presently intends to limit bonus awards to 200% of a Plan Participant's Target Award.

V.    Payment Calculations

        Each Plan Participant will have a target bonus award (a "Target Award") for each Plan Year. Target Awards will be expressed as a percentage of the actual base salary paid to the Plan Participant during the Plan Year. The percentages will be determined by the Committee based on the Plan Participant's job level and responsibilities and may vary for different officers and/or business units. At the end of the Plan Year, the Committee shall determine the amount, if any, to be paid to each Plan Participant based on the extent that the performance goals established for the Plan Participant were achieved and shall authorize payment by Staples to the Plan Participant; provided that the Committee may use negative discretion to decrease, but not increase, the amount of any bonus award otherwise payable to a Plan Participant.

        Any bonus checks will be distributed to Plan Participants within 2 1/2 months following the end of the applicable Plan Year.

VI.    Plan Administration

  A.    Administration

        The Incentive Plan will be administered by the Committee. The Committee will have broad authority for determining target bonuses and selecting performance objectives, as described below; for adopting rules and regulations relating to the Incentive Plan; and for making decisions and interpretations regarding the provisions of the Incentive Plan, including determining to what extent, if any, specific items are to be counted in the relevant financial measures for any particular business, and the satisfaction of performance objectives and the payment of awards under the Incentive Plan.

  B.    Employment at Will

        The Incentive Plan does not create an express or implied contract of employment between Staples and a Plan Participant. Both Staples and the Plan Participants retain the right to terminate the employment relationship at any time and for any reason.

  C.    Bonus Provisions (Amendments and Termination)

        Bonuses are not earned or vested until actual payments are made. Staples reserves the right at any time prior to actual payment of bonus awards to amend, terminate and/or discontinue the Incentive Plan in whole or in part whenever it is considered necessary.

        The Incentive Plan may be amended or terminated by either the Board of Directors or the Committee, provided that (1) no amendment or termination of the Incentive Plan after the end of a Plan Year may adversely affect the rights of Plan Participants with respect to their bonus awards for that Plan Year, and (2) no amendment which would require stockholder approval under Section 162(m) of the Internal Revenue Code may be effected without such stockholder approval.

  D.    Rights are Non-Assignable

        Neither the Plan Participant nor any beneficiary nor any other person shall have any right to assign the right to receive payments hereunder, in whole or in part, which payments are non-assignable and non-transferable, whether voluntarily or involuntarily.

  E.    Withholding

        All required deductions, including without limitation with respect to federal, state or local taxes, will be withheld from the bonus awards prior to distribution.

STAPLES, INC.

C/O PROXY SERVICES

P.O. BOX 9142

FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Staples, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder  communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Staples, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STAPLES, INC.

THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1, 2, 3, 4 AND 5 AND “AGAINST” ITEM 6.

Vote on Directors

1.	To elect twelve directors to serve for a one-year term expiring at the 2009 Annual Meeting of Stockholders

		For	Against	Abstain

01)	Basil L. Anderson	☐	☐	☐
02)	Arthur M. Blank	☐	☐	☐
03)	Mary Elizabeth Burton	☐	☐	☐
04)	Justin King	☐	☐	☐
05)	Carol Meyrowitz	☐	☐	☐
06)	Rowland T. Moriarty	☐	☐	☐
07)	Robert C. Nakasone	☐	☐	☐
08)	Ronald L. Sargent	☐	☐	☐
09)	Robert E. Sulentic	☐	☐	☐
10)	Martin Trust	☐	☐	☐
11)	Vijay Vishwanath	☐	☐	☐
12)	Paul F. Walsh	☐	☐	☐

Vote on Proposals		For	Against	Abstain

2.

To approve an amendment to Staples’ certificate of incorporation removing provisions that require holders of at least two-thirds of Staples’ outstanding voting stock to approve certain significant corporate transactions.

		☐	☐	☐
3.	To approve Staples’ Executive Officer Incentive Plan for the fiscal years 2008 through 2012.	☐	☐	☐
4.

To approve an amendment to Staples’ 2004 stock incentive plan increasing the total number of shares of common stock authorized for issuance under the plan by 15,100,000 shares, from 62,330,000 shares to 77,430,000 shares.

		☐	☐	☐
5.	To ratify the selection by the Audit Committee of Ernst & Young LLP as Staples’ independent registered public accounting firm for the current fiscal year.	☐	☐	☐
6.	To act on a shareholder proposal regarding stockholders’ ability to call special meetings expected to come before the meeting.	☐	☐	☐
7.	In the discretion of the persons named in this proxy, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented  by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s).  If no direction is made, this proxy will be voted FOR all director nominees listed above, FOR items 1, 2, 3, 4 and 5, and AGAINST item 6.  If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such.  When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

STAPLES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

JUNE 9,  2008

The stockholder(s), revoking all prior proxies, hereby appoint(s) Ronald L. Sargent, John J. Mahoney and Kristin A. Campbell, and each of them individually, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Staples, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 3:30 p.m., local time, on June 9, 2008, at The Ritz-Carlton, Denver, 1881 Curtis Street, Denver, Colorado, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S).  IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2, 3, 4 AND 5, AND AGAINST PROPOSAL 6.  THE PROXIES ARE AUTHORIZED IN THEIR DISCRETION TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

QuickLinks

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
PROPOSAL 1 — ELECTION OF DIRECTORS
PROPOSAL 2 — APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION REMOVING SUPERMAJORITY VOTING PROVISIONS.
PROPOSAL 3 — APPROVAL OF EXECUTIVE OFFICER INCENTIVE PLAN
2008 FISCAL YEAR EXECUTIVE OFFICER INCENTIVE PLAN BENEFITS
PROPOSAL 4 — APPROVAL OF AMENDMENT TO 2004 STOCK INCENTIVE PLAN
Awards Under Equity Plan
PROPOSAL 5 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 6 — SHAREHOLDER PROPOSAL ON SPECIAL SHAREHOLDER MEETINGS
6 — Special Shareholder Meetings
Special Shareholder Meetings — Yes on 6
Board's Statement in Opposition
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
All Other Compensation
GRANTS OF PLAN-BASED AWARDS FOR 2007 FISCAL YEAR
OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR END
OPTION EXERCISES AND STOCK VESTED DURING 2007 FISCAL YEAR
NONQUALIFIED DEFERRED COMPENSATION FOR 2007 FISCAL YEAR
Continuation of Benefits — Termination without Cause or Resignation for Good Reason
Continuation of Benefits — Termination Following Change-in-Control
EQUITY COMPENSATION PLAN INFORMATION AT 2007 FISCAL YEAR END
  APPENDIX A
Staples, Inc. Executive Officer Incentive Plan Fiscal Years 2008 - 2012